Use these links to rapidly review the document

As Filed with the Securities and Exchange Commission on September 23, 2010

Registration Statement No. 333-153492

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 9 TO
FORM S-4 ON
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Funtalk China Holdings Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands

(State or Other Jurisdiction of Incorporation or Organization)
5065
(Primary Standard Industrial Classification Code Number)
N/A
(I.R.S. Employer Identification Number)

21/F, Block D The Place Tower
No. 9 Guanghua Road, Chaoyang District
Beijing, China 100020
Tel: +86-10-5709-1100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 664-1666

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David T. Zhang, Esq.
Latham & Watkins
41/F, One Exchange Square
8 Connaught Place
Central, Hong Kong
(852) 2522-7886
Facsimile: (852) 2522-7006

         Approximate date of commencement of proposed sale of the securities to the public: N/A

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

 EXPLANATORY NOTE

        This Post-Effective Amendment No. 9 to Form S-4 on Form F-3 Registration Statement, or this Amendment, is being filed by the registrant to include an additional paragraph describing the registrant's Series A and Series B units in the section entitled "Description of Share Capital", to update the exchange rate and the market price of the registrant's securities and to revise the power of attorney on the signature page of the registration statement. No other changes have been made to the registration statement.

        No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the registration statement.

 Funtalk China Holdings Limited

Ordinary Shares
Class A Warrants
Class B Warrants
Series A Units
Series B Units

         This prospectus relates to 3,259,509 ordinary shares of Funtalk China Holdings Limited, which are issuable upon the exercise of (i) 1,323,425 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units, and (ii) 1,936,084 outstanding Class B Warrants and Class B Warrants underlying outstanding Series B Units.

         This prospectus also relates to the issuance of the following securities issuable upon exercise of outstanding unit purchase options that were initially granted to the underwriters' representative in the initial public offering of Middle Kingdom Alliance Corp., or Middle Kingdom, and subsequently assigned and transferred to third parties:

  •
  19,800 Series A Units (including 19,800 ordinary shares and 99,000 Class A Warrants underlying such Series A Units) and 330,000 Series B Units (including 330,000 ordinary shares and 330,000 Class B Warrants underlying such Series B Units) of Funtalk China Holdings Limited;

  •
  99,000 ordinary shares of Funtalk China Holdings Limited issuable upon the exercise of such 99,000 Class A Warrants of Funtalk China Holdings Limited; and

  •
  330,000 ordinary shares of Funtalk China Holdings Limited issuable upon the exercise of such 330,000 Class B Warrants of Funtalk China Holdings Limited.

         We will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, except we may receive up to $16,297,545 upon the exercise of (i) 1,323,425 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units and (ii) 1,936,084 outstanding Class B Warrants and Class B Warrants underlying outstanding Series B Units. In addition, the holders of the unit purchase options must pay an exercise price of $10.00 per unit in order to receive the ordinary shares and warrants underlying the unit and the exercise price of the warrants underlying such unit purchase options is $10.00 per share. Accordingly, we could receive up to $3,498,000 from the exercise of such unit purchase options and up to $4,290,000 from the exercise of the warrants underlying such unit purchase options.

         Our ordinary shares are listed on the Nasdaq Global Market under the symbol "FTLK." In addition, our Class A Warrants, Class B Warrants, Series A Units, and Series B Units trade on the OTC BB under the symbols "FTLMF," "FTLUF," "FTLZF" and "FTLHF," respectively.

         The ordinary shares underlying the publicly traded warrants are being offered directly by us, without an underwriter, and the holders of such publicly traded warrants may purchase the ordinary shares directly from us, by exercising the publicly traded warrants.

         In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 11 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2010

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. The information in this prospectus is current only as of the date of this prospectus.

i

ABOUT THIS PROSPECTUS

        You should read this prospectus with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        Unless otherwise indicated and except where the context otherwise requires, references in this prospectus to:

  •
  "we," "us," "our company" and "our" refer to (i) Pypo Cayman, its consolidated subsidiaries and its variable interest entities or Middle Kingdom, MK Arizona and its consolidated subsidiaries, as the case may be, prior to the Business Combination, and (ii) FTLK and its consolidated subsidiaries and its variable interest entities following the Business Combination;

  •
  "Arch" refers to Arch Digital Holdings Limited, a company with limited liability incorporated in the British Virgin Islands;

  •
  "Beijing Funtalk" refers to Beijing Funtalk Century Telecommunications Equipment Retail Chain Co., Ltd., a company with limited liability incorporated in China, and a variable interest entity that Funtalk PRC effectively controls through a series of contractual arrangements;

  •
  "Business Combination" collectively refers to the following transactions effective on July 9, 2009: (i) merger of Middle Kingdom with and into MK Arizona with MK Arizona as the surviving corporation; (ii) the redomestication of MK Arizona from Arizona to the Cayman Islands and registration by way of continuation in the Cayman Islands as FTLK, or redomestication; and (iii) the share exchange between FTLK and Capital Ally and Arch of all the issued and outstanding shares of Pypo Cayman, resulting in Pypo Cayman becoming a wholly owned subsidiary of FTLK and Capital Ally and Arch becoming holders of FTLK's ordinary shares, or share exchange;

  •
  "Capital Ally" refers to Capital Ally Investments Limited, a company with limited liability incorporated in the British Virgin Islands;

  •
  "China" and the "PRC" refer to the People's Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau;

  •
  "EUR" and "Euro" refer to the official currency of the euro area, which is an economic and monetary union of 16 European Union member states that have adopted the euro currency as their sole legal tender;

  •
  "FTLK" refers to Funtalk China Holdings Limited, a company with limited liability registered by way of continuation in the Cayman Islands;

  •
  "Funtalk PRC" refers to Beijing Funtalk Century Technology Group Company Limited (formerly known as Beijing Pypo Technology Group Company Limited), a company with limited liability incorporated in China and a wholly owned subsidiary of Pypo HK;

  •
  "Middle Kingdom" refers to Middle Kingdom Alliance Corp., a blank check company organized as a corporation under the laws of the State of Delaware on January 17, 2006 to effect a business combination with an unidentified operating business having its primary or substantial operations in the PRC;

  •
  "MK Arizona" refers to MK Arizona Corp., a wholly owned non-operating subsidiary of Middle Kingdom formed under the laws of the State of Arizona for the purpose of effecting a merger;

  •
  "Pypo Cayman" refers to Pypo Digital Company Limited, a company with limited liability incorporated in the Cayman Islands and a wholly owned subsidiary of FTLK;

  •
  "Pypo HK" refers to Pypo Holdings (HK) Company Limited, a Hong Kong limited company and a wholly owned subsidiary of Pypo Cayman;

  •
  "RMB" and "Renminbi" refer to the legal currency of China;

  •
  "shares" refers to our shares with par value of $0.001 each; and

  •
  "$," "US$" and "U.S. dollars" refer to the legal currency of the United States.

        Unless otherwise indicated, information in this prospectus assumes that the underwriters do not exercise their option to purchase additional ordinary shares.

        This prospectus contains translations of certain Renminbi amounts or Euro amounts into U.S. dollars at specified rates. Unless otherwise noted, the rate for converting Renminbi amounts into U.S. dollars for any transaction is the average rate of exchange for such fiscal year or period, based on the central parity rates quoted by the People's Bank of China; provided, however, that all transactions that occur following March 31, 2010 have been converted at the rate of RMB6.8263 to $1.00, the central parity rate quoted by the People's Bank of China on March 31, 2010. Unless otherwise noted, the conversion rate for Euro amounts into U.S. dollars is the reference exchange rate quoted by the European Central Bank on June 30, 2010 of EUR0.8149 to $1.00. On September 21, 2010, the central parity rate quoted by the People's Bank of China for converting Renminbi amounts into U.S. dollars was RMB6.6997 to $1.00. On September 22, 2010, the exchange rate quoted by the European Central Bank for converting Euro amounts into U.S. dollars was EUR0.7483 to $1.00. We make no representation that the Renminbi, Euro or dollar amounts referred to in this prospectus could have been or could be converted into each other currency at any particular rate or at all.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the Commission, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that is filed later.

        This prospectus will be deemed to incorporate by reference the following document:

  •
  our annual report on Form 20-F for the year ended March 31, 2010, filed with the Commission on July 9, 2010;

  •
  our current reports on Form 6-K filed with the Commission on July 20, 2010 (File No. 001-34578-010959324), August 5, 2010 (File No. 001-34578-10992575) and September 2, 2010 (File No. 001-34578-101053576);

  •
  the description of our ordinary shares contained in the registration statement on Form 8-A (File No. 001-34578-091236027) filed with the Commission on December 11, 2009, including any amendment and report filed for the purposes of updating that description;

  •
  any annual report on Form 20-F filed by us with the Commission after the date of this prospectus but before the termination of this offering; and

  •
  any report on Form 6-K submitted by us to the Commission after the date of this prospectus but before the termination of this offering and identified by us as being incorporated by reference into this prospectus.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the Commission. Copies of all documents incorporated by reference in this prospectus will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Funtalk China Holdings Limited
21/F, Block D The Place Tower
No. 9 Guanghua Road, Chaoyang District
Beijing, China 100020
+86-10-5709-1100

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

Non-GAAP Measures

        The current report on Form 6-K we filed with the Commission on September 2, 2010 (File No. 001-34578-101053576) contains certain financial information which is not presented in accordance with Accounting Principles Generally Accepted in the United States of America, or GAAP. To supplement the unaudited condensed consolidated financial information presented in accordance with GAAP, we use non-GAAP measures of organic growth of our retail segment revenue by excluding the revenue contributed by our new subsidiaries, Shanghai Lezhiyu Telecommunications Equipment Co., Ltd. (formerly known as Shanghai Xieheng Telecommunications Equipment Co., Ltd.), which was acquired in the third quarter of the year ended March 31, 2010, and Beijing Yipai Innovation Technology Development Co., Ltd., and the mobile phone retail assets and businesses located in Shandong and Hunan Provinces, which were acquired in the first quarter of the year ended March 31, 2011. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning and forecasting future periods. These measures should be considered in addition to the results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and therefore deems it important to provide all of this information to investors.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into it contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or incorporated by reference in the this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

        We may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on the forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements made by the parties. We have included important factors in the cautionary statements included in this prospectus, particularly in the "Risk Factors" section, that the parties believe could cause actual results or events to differ materially from the forward-looking statements made by the parties, including, among others:

  •
  legislation or regulatory environments, requirements or changes adversely affecting the business in which we are engaged;

  •
  continued compliance with government regulations;

  •
  fluctuations in customer demand;

  •
  management of rapid growth;

  •
  intensity of competition from other distributors of wireless telecommunications devices and products;

  •
  the time to develop and market new services and products;

  •
  outcomes of government reviews, inquiries, investigations and related litigation;

  •
  general economic conditions;

  •
  recent market events and conditions, including disruptions in credit and other financial markets and the deterioration of U.S. and global economic conditions;

  •
  geopolitical events; and

  •
  changing principles of generally accepted accounting principles.

        Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties.

        You should read this prospectus, the documents incorporated by reference into it, as well as the documents filed as exhibits to the registration statement of which this prospectus forms a part, completely and with the understanding that actual future results may be materially different from what the parties expect. We do not assume any obligation to update any forward-looking statements.

PROSPECTUS SUMMARY

        The following summary contains basic information about this offering. It may not contain all of the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus and the documents to which we refer you. The following summary should be read in conjunction with the more detailed information and financial statements, including the related notes, included or incorporated by reference in this prospectus. For a discussion of certain factors you should consider before deciding to invest in our securities, see "Risk Factors."

Overview

        We are a leading retailer and wholesale distributor of mobile communications devices and accessories in China. We believe we operate one of the largest retail, wholesale distribution and logistics networks in the Chinese mobile communications sector. According to a market survey of top 100 Chinese cities prepared by Sino Market Research Co., Ltd., or Sino, a subsidiary of GFK Group, we were the largest specialty retailer of mobile phones in China as of December 31, 2009, based on the 2009 monthly average sales volume of retail chains owned or subsequently acquired by us. As of August 31, 2010, we operated:

  •
  a network of mobile phone retail chains consisting of approximately 612 operating retail outlets with an aggregate retail space of approximately 190,000 square meters in 108 cities across 13 provinces and three municipalities in China;

  •
  a nationwide network of wholesale distribution centers and branch offices that service approximately 11,200 retail outlets in over 500 cities across 26 provinces and four municipalities in China; and

  •
  the Internet retail website www.dongdianwang.com, which is an e-commerce platform that complements our retail operations.

        Our retail network of approximately 612 operating retail outlets, consisting of 83 carrier-branded outlets, 491 co-branded outlets and 38 independently branded outlets, offers a wide range of mobile communications products. Our retail network carries more than 2,000 models of mobile phones from various brands, including international brands such as LG Electronics, Motorola, Nokia, Samsung and Sony Ericsson and domestic brands such as Bird, Haier, Hisense and Lenovo.

        We collaborate with all of China's mobile carriers, namely China Mobile, China Unicom and China Telecom, to manage and operate their respective carrier-branded outlets and to operate co-branded outlets owned by us. Co-branded outlets provide storefronts showing both our logo and a mobile carrier's logo and sell mobile phones bundled with the mobile carrier's packages and services. We believe China's mobile carriers choose to collaborate with us mainly due to our large nationwide retail network, in-depth consumer marketing knowledge, management expertise and after-sales support. In addition to carrier-branded and co-branded outlets, we also operate retail outlets independent of mobile carriers.

        We are the first national wholesale distributor, and one of the principal wholesale distributors, of Samsung mobile phone products in China. In 2003, with a strong and experienced sales and marketing team, we established a strategic partnership with Samsung to distribute mid- to high-end mobile handsets in China. In July 2008, we renewed our partnership with Samsung through a five-year wholesale distribution agreement, which gave us exclusive nationwide wholesale distribution rights for certain Samsung mobile phones. We also support Samsung's extensive marketing efforts, including promotional campaigns and related events. While we have historically focused on distributing Samsung mobile phone products due to our partnership with Samsung, we have recently worked with mobile carriers to distribute designated mobile phone models from popular international and local brands.

        We derive a significant portion of our revenues from the sale and distribution of mobile phones. We also generate revenue from selling high-margin accessories, such as data cables, Bluetooth headsets, memory cards and cases. In the retail outlets we operate for, or jointly with, mobile carriers, we promote and sell bundled phones and "talk time," which are wireless service packages that are sold with the bundled phones. We also receive commission from mobile carriers for new wireless service subscriptions we procured. We have also developed cooperative relationships with mobile content providers and other value-added service providers whose products and services we cross-sell to our consumers. We derive an increasing percentage of our revenues from cross-selling mobile content, including ringtones, wallpapers, games and other applications through our cooperation with mobile content providers and other value-added service providers.

        In the years ended March 31, 2008, 2009 and 2010, we generated net revenues of $378.3 million, $570.7 million and $854.1 million, respectively, representing a compound annual growth rate, or CAGR, of 50.3%, and net income attributable to us of $30.2 million, $20.1 million and $31.8 million, respectively, representing a CAGR of 2.6%. In the years ended March 31, 2008, 2009 and 2010, net revenues derived from our retail business were nil, $163.5 million and $438.5 million, respectively, representing nil, 28.6% and 51.3%, respectively, of our total net revenues and net revenues derived from our wholesale distribution business were $378.3 million, $407.2 million and $415.6 million, respectively, representing 100.0%, 71.4% and 48.7%, respectively, of our total net revenues.

        In the three months ended June 30, 2010, we generated net revenues of $253.0 million and net income attributable to us of $9.6 million. Net revenues derived from our retail business was $122.7 million, representing 48.5% of our total net revenues, and net revenues derived from our wholesale distribution business was $130.3 million, representing 51.5% of our total net revenues.

Our Competitive Strengths

        We believe that the following strengths differentiate us from our competitors and enable us to maintain a leading position as a retailer and wholesale distributor of mobile communications products and services in China:

  •
  leading nationwide network for mobile communications products and services;

  •
  strategic relationship with mobile carriers in China;

  •
  superior access to acquisition opportunities and established acquisition track record;

  •
  advanced logistics and information management systems; and

  •
  experienced management team.

Our Strategy

        Our goal is to become the dominant specialty retailer for mobile communications products and services in China. The principal components of the business strategy we plan to implement to attain our goal include the following:

  •
  expand the coverage of our retail network;

  •
  deepen and solidify our cooperative relationships with mobile carriers;

  •
  enhance brand awareness; and

  •
  significantly increase value-added service offerings to customers.

Risks and Challenges

        We believe that the following are some of the major risks and uncertainties that may materially and adversely affect our business, financial condition, results of operations and prospects:

  •
  our dependence on a limited number of suppliers for our wholesale distribution business;

  •
  our exposure to operational and industry risks, including that the mobile communications products market in which we operate changes rapidly and we must adjust to these changes to remain competitive;

  •
  demand for the products that we sell in China, including demand for wireless 3G products, may not continue to grow;

  •
  our ability to manage the growth and expansion of our operations;

  •
  our warehousing, logistics and marketing functions, including our ability to maintain an optimal level of inventory;

  •
  our relationships with mobile carriers; and

  •
  adverse changes in the Chinese economy and regulatory environment.

        See "Risk Factors" beginning on page 11 and other information included in this prospectus for a detailed discussion of these risks and uncertainties.

  Our Offices

        Our registered offices in the Cayman Islands are located at Maples Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal executive offices are located at 21/F, Block D The Place Tower, No. 9 Guanghua Road, Chaoyang District, Beijing, China 100020 and the telephone number at this address is +86-10-5709-1100. Our agent for service of process in the United States is CT Corporation System, whose address is 111 Eighth Avenue, New York, New York 10011. Our websites are http://funtalk.investorroom.com and www.pypo.net. The information contained on our website is not part of this prospectus.

OFFERING SUMMARY

Ordinary Shares offered (upon the exercise of (i) 1,323,425 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units and (ii) 1,936,084 outstanding Class B Warrants and Class B Warrants underlying outstanding Series B Units)	3,259,509.
Series A Units offered (upon the exercise of the outstanding unit purchase options)	19,800 (including 19,800 ordinary shares and 99,000 Class A Warrants underlying the Series A Units).
Series B Units offered (upon the exercise of the outstanding unit purchase options)	330,000 (including 330,000 ordinary shares and 330,000 Class B Warrants underlying the Series B Units).
Ordinary shares issuable upon the exercise of such 99,000 Class A Warrants and 330,000 Class B Warrants	429,000.
Total Ordinary Shares outstanding after this offering	55,437,078.
Use of proceeds
We will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, except we may receive up to $16,297,545 upon the exercise of all of (i) 1,323,425 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units and (ii) 1,936,084 outstanding Class B Warrants and Class B Warrants underlying outstanding Series B Units. In addition, the holders of the unit purchase options that were initially granted to the underwriters' representative in Middle Kingdom's IPO and subsequently assigned and transferred to them must pay an exercise price of $10.00 per unit in order to receive the ordinary shares and warrants underlying the unit, and the exercise price of the warrants underlying such unit purchase options is $10.00 per share. Accordingly, we could receive up to $3,498,000 from the exercise of such unit purchase options and up to $4,290,000 from the exercise of the warrants underlying such unit purchase options.

Any amounts we received from such exercise will be used for general working capital purposes.
Risk factors	In reviewing this prospectus, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 11 of this prospectus.

Nasdaq symbol for Ordinary Shares	FTLK.
OTC BB symbol for Class A Warrants	FTLMF.
OTC BB symbol for Class B Warrants	FTLUF.
OTC BB symbol for Series A Units	FTLZF.
OTC BB symbol for Series B Units	FTLHF.

The number of our ordinary shares outstanding following this offering is based on 51,398,769 shares of our ordinary shares outstanding as of September 9, 2010, which includes 256,430 shares issued to Netherlands Development Company, or FMO, on August 2, 2010 as an additional premium on our EUR15 million (approximately $18.4 million) secured facility with FMO, or FMO Facility, plus the following:

(i)
1,323,425 ordinary shares issuable upon the exercise of Class A warrants outstanding as of September 9, 2010, with an exercise price of $5.00 per share;

(ii)
1,936,084 ordinary shares issuable upon the exercise of Class B warrants outstanding as of September 9, 2010, with an exercise price of $5.00 per share; and

(iii)
349,800 ordinary shares issuable upon exercise of the unit purchase options that were initially issued to the underwriters in Middle Kingdom's initial public offering, or Middle Kingdom's IPO, and 429,000 ordinary shares underlying 99,000 Class A warrants and 330,000 Class B warrants, issuable upon exercise of such unit purchase options.

RISK FACTORS

        For a full description of the risks associated with our business, please see the risk factors set forth under the heading "Item 3D. Risk Factors—Risks Relating to Our Business", "Item 3D. Risk Factors—Risks Relating to Our Corporate Structure", "Item 3D. Risk Factors—Risks Relating to Doing Business in the People's Republic of China" and "Item 3D Risk Factors—Risk Relating to Our Securities" in our annual report on Form 20-F for the year ended March 31, 2010, which is incorporated by reference in this prospectus.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares or warrants under this prospectus, except we may receive up to $16,297,545 upon the exercise of all of (i) 1,323,425 outstanding Class A Warrants and Class A Warrants underlying outstanding Series A Units and (ii) 1,936,084 outstanding Class B Warrants and Class B Warrants underlying outstanding Series B Units. In addition, the holders of the unit purchase options that were initially granted to the underwriters' representative in Middle Kingdom's IPO and subsequently assigned and transferred to them must pay an exercise price of $10.00 per unit in order to receive the ordinary shares and warrants underlying the units, and the exercise price of the warrants underlying such unit purchase options is $10.00 per share. Accordingly, we could receive up to $3,498,000 from the exercise of such unit purchase options and up to $4,290,000 from the exercise of the warrants underlying such unit purchase options.

        Any amounts we received from such exercise will be used for general working capital purposes.

DIVIDEND POLICY

        Please see the description of our dividend policy set forth under the heading "Item 8A—Dividend Policy" in our annual report on Form 20-F for the year ended March 31, 2010, which is incorporated by reference in this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include that the Cayman Islands has a less developed body of securities laws than the United States and provide significantly less protection to investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be submitted to arbitration.

        All of our current operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and officers are nationals and residents of jurisdictions other than the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or such persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

        We have appointed CT Corporation as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        We have been advised by Maples and Calder, our counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of securities law of the United States or any state in the United States or entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities law of the United States or any state in the United States.

        Maples and Calder has further advised that final and conclusive judgment in federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes or other similar charges, fines, other penalties or multiple damages, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in a court of the Cayman Islands under the common law doctrine of obligation without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

        Han Kun Law Offices, our counsel as to PRC law, has advised us further that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. Courts in the PRC may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions, provided that the foreign judgments do not violate the basic principles of laws of the PRC or its sovereignty, security or social and public interests. As there is currently no treaty or other agreement of reciprocity between the PRC and the United States governing the recognition of a judgment, there is, in the opinion of Han Kun Law Offices, uncertainty as to whether a PRC court would enforce a judgment rendered by a court in the United States.

        You will have limited ability to bring an action in the Cayman Islands or in the PRC against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands and because we conduct substantially all of our business operations in the PRC. See the risk factor set forth under the heading "Item 3D.Risk Factors—Risks Relating to Doing Business in the People's Republic of China" in our annual report on Form 20-F for the year ended March 31, 2010, which is incorporated by reference in this prospectus.

CAPITALIZATION

        The following table sets forth, as of June 30, 2010, our capitalization on an actual basis. The information presented below is unaudited.

        You should also read this table in conjunction with "Item 5. Operating and Financial Review and Prospects" and our consolidated financial statements and related notes included in our annual report on Form 20-F for the year ended March 31, 2010, and our unaudited condensed consolidated financial information for the three months ended June 30, 2010 included in our current report on Form 6-K, which are both incorporated by reference in this prospectus.

As of June 30, 2010 (unaudited)
(in thousands)
Long-term debt(1)	18,407
Shareholders' equity:
Ordinary shares—US$0.001 par value; 1,000,000,000 shares authorized; 52,142,343 shares issued and outstanding	52
Treasury Stock	(22,529)
Additional paid-in capital	99,427
Accumulated other comprehensive income	15,483
Retained earnings	85,314

Total equity	177,747

Non-controlling interest	9,255

Total shareholders' equity	187,002

Total capitalization	205,409

(1)
Pypo HK is required to repay all the loans outstanding under the FMO Facility in a lump sum on August 15, 2014. Under the FMO Facility, Pypo HK is required to make semi-annual interest payments of approximately EUR320,000 (approximately $392,672) in less than one year, EUR641,000 (approximately $786,571) after one year and within three years, EUR479,000 (approximately $587,781) after three years and within five years and nil after five years, based on the current 6 month EURIBOR plus 1% interest rate. Based on the financial position and results of Pypo HK as of and for the three months ended June 30, 2010, Pypo HK failed to meet the financial covenants for maintaining the solvency ratio, current ratio and net margin. As a result of such non-compliance of current ratios and net margins by June 30, 2010 as required by the facility amendment letter for the FMO Facility, the outstanding loan amounts under the FMO Facility is classified as a current liability on our unaudited condensed consolidated balance sheet as of June 30, 2010.

MARKET PRICE

        Our ordinary shares, par value $0.001 per share, were quoted on the OTC BB under the symbol "FTLKF" through December 16, 2009. These shares are registered shares. Our ordinary shares were listed on Nasdaq Global Market under the symbol "FTLK" on December 17, 2009. The closing price for our ordinary shares on September 22, 2010 was $7.85.

        In addition, our Class A Warrants, Class B Warrants, Series A Units, and Series B Units trade on the OTC BB under the symbols FTLMF, FTLUF, FTLZF and FTLHF, respectively.

        Prior to the consummation of the Business Combination on July 9, 2009, the common stock, Class B common stock, Class A warrants, Class B warrants, Series A units, and Series B units of our predecessor, Middle Kingdom, were quoted on the OTC BB under the symbols MKGD, MKGBB, MKGDW, MKGBW, MKGDU and MKGBU, respectively. The Business Combination transaction resulted in only one class of common stock remaining, as holders of Middle Kingdom's common stock and Class B common stock received one ordinary share of FTLK in exchange for each share of common stock or Class B common stock.

        Middle Kingdom Series A and Series B units commenced public trading on December 14, 2006, when such units were broken into individual components consisting of common stock, Class B common stock, Class A warrants, and Class B warrants. These components commenced trading on the Pink Sheets on March 13, 2007 and began trading on the OTC BB on March 14, 2007.

        The table below sets forth, for the calendar quarters indicated and the most recent six months, the high and low closing prices for the securities as reported on the Nasdaq Global Market or the OTC BB, as the case may be, in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Series A Units		Series B Units		Common Stock(1)		Class B Common Stock(1)		Ordinary Shares(1)		Class A Warrants		Class B Warrants
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
Year ended March 31, 2006	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Year ended March 31, 2007	10.50	7.60	8.40	7.95	4.25	4.05	7.60	7.38	n/a	n/a	n/a	n/a	0.81	0.70
Year ended March 31, 2008	10.95	6.00	8.95	8.11	3.40	1.15	8.04	7.55	n/a	n/a	1.05	0.65	0.95	0.25
Three months ended June 30, 2008	8.25	6.00	8.65	8.11	1.15	1.15	8.10	7.95	n/a	n/a	0.65	0.65	0.65	0.25
Three months ended September 30, 2008	8.00	7.95	8.60	7.80	4.00	1.25	8.23	7.85	n/a	n/a	0.51	0.10	0.50	0.11
Three months ended December 31, 2008	8.00	5.00	8.50	7.75	4.00	4.00	8.35	7.50	n/a	n/a	0.66	0.44	0.65	0.20
Three months ended March 31, 2009	8.00	8.00	8.05	8.05	1.01	1.01	8.00	7.50	n/a	n/a	0.50	0.50	0.415	0.12
Three months ended June 30, 2009	8.00	7.00	10.00	2.05	2.05	2.05	7.61	7.00	n/a	n/a	0.51	0.51	0.55	0.23
Three months ended September 30, 2009	14.50	8.50	9.50	3.20	9.00	2.00	9.00	3.50	n/a	n/a	5.00	1.50	0.90	0.40
Three months ended December 31, 2009	15.00	10.00	10.50	5.00	n/a	n/a	n/a	n/a	9.50	6.20	5.00	2.15	1.80	0.65
Three months ended March 31, 2010	50.00	7.00	7.00	7.00	n/a	n/a	n/a	n/a	6.87	5.04	2.15	2.15	2.30	1.16
Three months ended June 30, 2010	50.00	50.00	7.00	6.05	n/a	n/a	n/a	n/a	7.55	4.60	2.50	1.35	2.50	1.40
March 2010	50.00	50.00	7.00	7.00	n/a	n/a	n/a	n/a	6.87	5.06	2.15	2.15	2.30	1.40
April 2010	50.00	50.00	7.00	7.00	n/a	n/a	n/a	n/a	6.68	6.12	2.50	1.35	2.30	2.00
May 2010	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	6.33	4.60	2.50	2.49	2.03	1.69
June 2010	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	7.55	5.24	2.50	2.50	2.50	1.71
July 2010	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	8.41	6.75	2.50	2.50	3.25	1.70
August 2010	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	8.61	7.06	2.50	2.50	3.59	2.20
September 2010 (though September 22, 2010)	50.00	50.00	6.05	6.05	n/a	n/a	n/a	n/a	8.00	7.81	2.50	2.50	3.09	2.99

(1)
Effective from August 27, 2009, as a result of the Business Combination, each share of common stock and Class B common stock began to trade as one ordinary share.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands incorporated company and our affairs are governed by our amended and restated memorandum and articles of association, supplemented or substituted from time to time, and the Companies Law (2009 Revision) of the Cayman Islands, as amended, which is referred to as the Companies Law below.

        As of September 9, 2010, our authorized share capital consisted of 1,000,000,000 shares with a par value of $0.001 each, of which 51,398,769 ordinary shares were issued and outstanding. All of our outstanding ordinary shares are fully paid.

        The following are summaries of material provisions of our currently effective amended and restated memorandum and articles of association, as well as the Companies Law, insofar as they relate to the material terms of our ordinary shares.

General

        Our registered office in the Cayman Islands is located at Maples Corporate Services Limited, P.O. Box 309 Ugland House, Grand Cayman, KY1 - 1104, Cayman Islands.

        The objects for which we are established are unrestricted and we shall have full power and authority to carry out any object not prohibited by the Companies Law. Our shareholders who are nonresidents of the Cayman Islands may freely hold and vote their shares.

Rights, Preferences and Restrictions of Our Ordinary Shares

        Dividends.    Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. Under the Companies Law, these dividends may be declared by the board out of ours:

  •
  profits; or

  •
  "share premium account," which represents the excess of the price paid to us on issue of our shares over the par or "nominal" value of those shares, which is similar to the U.S. concept of additional paid in capital.

        However, no dividends may be paid if, after payment, we would not be able to pay our debts as they come due in the ordinary course of business.

        Voting Rights.    The holders of our ordinary shares are entitled to one vote per share, including the election of directors. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by our chairman or one or more shareholders present in person or by proxy holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of shareholders who hold at least one-third of our outstanding shares entitled to vote at the meeting present in person or by proxy.

        Any ordinary resolution to be made by the shareholders requires the affirmative vote of a simple majority of the votes of the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes of the ordinary shares cast. Under Cayman Islands law, some matters, such as amending the memorandum and articles, changing our name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require approval of shareholders by a special resolution.

        There are no limitations on non-residents or foreign shareholder in the memorandum and articles to hold or exercise voting rights on the ordinary shares imposed by foreign law or by our charter or other constituent document. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

        Winding Up; Liquidation.    Upon our winding up, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any our remaining assets available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders.

        Calls on Ordinary Shares and Forfeiture of Ordinary Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption of Ordinary Shares.    We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as we may, before the issue of the shares, determine. Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

        No Preemptive Rights.    Holders of ordinary shares will have no preemptive or preferential right to purchase any of our securities.

        Variation of Rights Attaching to Shares.    If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the memorandum and articles, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Defenses Against Hostile Takeovers

        The memorandum and articles provide that directors can be removed from office by a special resolution, which is a resolution that has been passed by a majority of not less than two-thirds of the shareholders, being entitled to do so, voting in person or by proxy at a meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled by a majority of the remaining directors. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

        The memorandum and articles provide that the board of directors will consist of at least three directors, the exact number to be set from time to time by a majority of the board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

        Our board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to, from time to time, issue any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. Our board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares. No preference shares have been established as of the date of this prospectus.

        As a Cayman Islands incorporated company, we are not subject to Section 203 of the DGCL, which restricts business combinations with interested shareholders.

Rights of Minority Stockholders

        Under Cayman law, an acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

  •
  by a procedure under the Companies Law known as a "scheme of arrangement." A scheme of arrangement is made by obtaining the consent of the Cayman Islands exempted company, the consent of the court and approval of the arrangement by holders of affected shares (1) representing a majority.

  •
  in number of the shareholders present at the meeting (or meetings) held to consider the arrangement and (2) holding at least 75% of all the issued shares of each class of affected shareholders other than those held by the acquiring party, if any present at the meeting (or meetings) held to consider the arrangement. If a scheme of arrangement receives all necessary consents, all holders of affected shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

  •
  by acquiring, pursuant to a tender offer, 90% of the ordinary shares not already owned by the acquiring party. If an acquiring party has, within four months after the making of an offer for all the ordinary shares not owned by the acquiring party, obtained the approval of not less than 90% of all the shares to which the offer relates, the acquiring party may, at any time within two months after the end of that four-month period, require any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the non-tendering shareholder, the non-tendering shareholder is able to convince the court to order otherwise.

Preferred Shares

        The memorandum and articles provide for the authorization of preferred shares. The preferred shares may be issued from time to time at the discretion of the board of directors without shareholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper. We have no immediate plans to issue any preferred shares.

        The issuance of any of preferred shares could provide needed flexibility in connection with possible acquisitions and other corporate purposes. However, the issuance could also make it more difficult for a third party to acquire a majority of our outstanding voting shares or discourage an attempt to gain our control. In addition, our board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power and other rights of the holders of ordinary shares. These preferred shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Class A Warrants and Class B Warrants

        We had 1,323,425 Class A warrants and 5,336,084 Class B warrants outstanding as of September 9, 2010, which included 3,400,000 Class B warrants issued to Capital Ally and Arch in the Business Combination.

        Each Class A warrant entitles the registered holder to purchase one ordinary share of us at a price of $5.00 per share, subject to adjustment as discussed below.

        Each Class B warrant entitles the registered holder to purchase one ordinary share of us at a price of $5.00 per share, subject to adjustment as discussed below.

        The Class A warrants and Class B warrants will expire on December 13, 2013 at 5:00 p.m., New York City time, which expiration date may be extended in our sole discretion. The Class A warrants and Class B warrants provide that we are not obligated to deliver any securities pursuant to the exercise of a Class A warrant or a Class B warrant unless a registration statement under the Securities Act with respect to the ordinary shares is effective, provided that if no registration statement is effective permitting the sale of the ordinary shares underlying the warrants, the warrants may be exercised on a cashless basis commencing one year after such warrants are initially exercisable.

        Class B warrants may also be referred to as "Class B redeemable warrants." We may call the Class B warrants for redemption,

  •
  in whole and not in part;

  •
  at a price of $.01 per Class B warrant at any time after the Class B warrants become exercisable;

  •
  upon not less than 30 days' prior written notice of redemption to each Class B warrantholder; and

  •
  if, and only if, (a) the reported last sale price of our ordinary shares equals or exceeds $16.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the Class B warrantholders, and (b) during each day of the foregoing 30 trading day period and through the date we exercise our redemption right, we have an effective registration statement with a current prospectus on file with the SEC pursuant to which the underlying ordinary shares may be sold.

        The exercise price and number of ordinary shares issuable on exercise of the Class A warrants and Class B warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the Class A warrants and Class B warrants will not be adjusted for issuances of ordinary shares, preferred shares or other securities at a price below their respective exercise prices.

        The Class A warrantholders and Class B warrantholders do not have the rights or privileges of holders of ordinary shares or any voting rights until they exercise their Class A warrants or Class B warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the Class A warrants and Class B warrants, each holder will be entitled to one vote for each ordinary share held of record on all matters to be voted on by shareholders.

        No Class A warrants or Class B warrants will be exercisable unless at the time of exercise a prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Class A warrants and Class B warrants. Under the terms of the warrant agreement, we will agree to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the Class A warrants and Class B warrants until the expiration of the Class A warrants and Class B warrants. However, we cannot assure you that we will be able to do so. The Class A warrants and Class B warrants may be deprived of any value and the market for the Class A warrants and Class B warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the Class A warrants and Class B warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the Class A warrants and Class B warrants reside.

        No fractional shares will be issued upon exercise of the Class A warrants or Class B warrants.

Series A and Series B Units

        Each Series A unit consists of one ordinary share and five Class A warrants. Each Series B unit consists of one ordinary share and one Class B warrant. Each Class A warrant and Class B warrant entitles the holder to purchase one ordinary share as described above. As of the date of this prospectus, we are in the process of mandatorily separating the units into their component instruments. Holders of Series A units will receive one ordinary share and five Class A warrants for each Series A unit they hold, and holders of Series B units will receive one ordinary share and one Class B warrant for each Series B unit they hold. Therefore, unit holders' rights will not be affected by the separation. No consideration will be paid for the mandatory separation of units.

General Meetings of Shareholders

        For purposes of determining those shareholders entitled to receive notice of, attend or vote at any general meeting, the directors may close the shareholder register for transfers for a stated period no greater than 30 calendar days. If the register is so closed, it must be closed for at least 10 calendar days before such meeting, and the date of closure will be considered the record date. In addition, the directors may fix a record date in advance or arrears. If the register is not closed and no record date is fixed, the date on which notice of the meeting is posted will be the record date.

        The directors may call general meetings and must on a shareholder's requisition (a requisition of shareholders holding at the date of deposit of the requisition at least one-third of our voting share capital) proceed to convene an extraordinary general meeting. If the directors do not within 21 calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene the general meeting. Any meeting so convened may not be held after the expiration of three months after the expiration of the second 21 calendar day period.

        At least 14 calendar days' notice is required for the convening of the annual general meeting and the other shareholders meetings. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. Shareholders holding not less than an aggregate of one-third of all voting share capital present in person or by proxy shall be a quorum for all purposes. A person may participate at a general meeting by telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

        Under the memorandum and articles, our shareholders may pass resolutions without holding a meeting if such resolutions of the shareholders are passed by a unanimous written resolution signed by all of the shareholders entitled to vote.

Transfers of Shares

        All transfers of our shares require the approval of our board of directors.

Inspection of Books and Records

        Our shareholders do not have the right to inspect our books and records. Such inspection by shareholders is at the sole discretion of our board of directors.

Transfer Agent and Warrant Agent

        The transfer agent for our securities and warrant agent for our Class A warrants and Class B warrants is Continental Stock Transfer and Trust Company, located at 17 Battery Place, New York, New York 10004. The transfer agent's telephone number is (212) 509-4000. Its facsimile number is (212) 509-5150.

Differences in Corporate Law

        The Companies Law of the Cayman Islands differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

        Mergers and Similar Arrangements.    The Companies Law provides for the merger and consolidation of Cayman Islands companies and Cayman Islands and foreign companies if the merged company or continued company will continue to be a Cayman Islands company. Cayman Islands law contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question;

  •
  the arrangement is such that a businessman would reasonably approve; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

        If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

        Shareholders' Suits.    We are unaware of any reported class action or derivative action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  company is acting or proposing to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, could be effected duly if authorized by more than a simple majority vote which has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

        Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company, and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit out of his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interests or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, there are indications that the courts are moving towards an objective standard with regard to the required skill and care.

        Under our memorandum and articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with us shall declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest.

        Shareholder Action by Written Resolution.    Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a corporation may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held. Our memorandum and articles of association allow shareholders to act by unanimous written resolutions.

        Shareholder Proposals.    Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. As permitted under Cayman Islands law, however, our memorandum and articles of association do allow shareholders to call shareholder meetings.

        Cumulative Voting.    Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled for a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our memorandum and articles of association do not provide for cumulative voting.

        Removal of Directors.    Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, directors can be removed by the vote of holders of at least two-thirds of our outstanding shares being entitled to vote in person or by proxy at a shareholder meeting.

        Transactions with Interested Shareholders.    The DGCL contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date on which such person becomes an interested shareholder. An interested shareholder generally is one which owns or owned 15% or more of the target's outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute.    As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions entered into must be bona fide in the best interests of the company and not with the effect of perpetrating a fraud on the minority shareholders.

        Dissolution; Winding Up.    Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. Under our memorandum and articles of association, if we are wound up, after payment, or setting aside for payment, to holders of any issued shares ranking senior the ordinary shares, the holders of ordinary shares are entitled to receive any remaining assets available for distribution as determined by the liquidator.

        Variation of Rights of Shares.    Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

        Amendment of Governing Documents.    Under the DGCL, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Our memorandum and articles of association may only be amended with the vote of holders of two-thirds of our shares entitled to attend and vote in person or by proxy at a shareholder meeting.

        Inspection of Books and Records.    Under the DGCL, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation's stock ledger, list of shareholders and other books and records. Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

        Anti-Takeover Provisions in Our Memorandum and Articles of Association.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of our control or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

  •
  authorize our board to determine the number of directors, allowing the board to enlarge the board in order to delay shareholders from obtaining majority representation.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in our best interests.

        Rights of Non-Resident or Foreign Shareholders.    There are no limitations imposed by foreign law or by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

        Indemnification.    Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        Article 145 of our memorandum and articles provides that to the fullest extent permissible under the Companies Law, every director (including any alternate director appointed pursuant to the provisions of the memorandum and articles) and officer for the time being and from time to time shall be indemnified and secured harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as our director or officer, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. Expenses (including attorneys' fees, costs and charges) incurred by our director or officer in defending a proceeding shall be paid by us in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by us. No such our director or officer shall be liable to us for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

History of Share Issuances

        Please see the description of our history of share issuances set forth under the heading "Item 7—Major Shareholders and Related Party Transactions—B. Related Party Transactions—Private Placement" in our annual report on Form 20-F for the year ended March 31, 2010, which is incorporated by reference in this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

        As of September 9, 2010, there were 51,398,769 ordinary shares outstanding. Of that amount, 6,142,339 ordinary shares were registered and freely tradable without securities law restriction; provided that, any of the shares held by "affiliates," which generally includes officers, directors or 10% stockholders, will be subject to the resale provisions of Rule 145 of the Securities Act discussed below. The 45,000,000 ordinary shares issued in connection with the Business Combination are restricted securities as that term is defined in Rule 144 under the Securities Act. In addition, there are outstanding 1,323,425 Class A warrants and 1,936,084 Class B warrants issued in Middle Kingdom's IPO, which upon completion of the redomestication each entitled the holder to purchase one ordinary share and which warrants are registered and freely tradable, subject to the same Rule 145 restrictions on affiliates, and an additional 3,400,000 Class B warrants issued to Capital Ally and Arch in the Business Combination, which are restricted securities. The ordinary shares issuable upon exercise of the warrants initially issued in Middle Kingdom's IPO are freely tradable, provided that there is a registration statement in effect at the time of their exercise. The ordinary shares issuable upon exercise of the 3,400,000 warrants issuable to Capital Ally and Arch are restricted securities. Also outstanding on such date are the unit purchase options initially granted to the underwriters' representative in Middle Kingdom's IPO and subsequently assigned and transferred to third parties, under which there may have been issued 349,800 ordinary shares, 99,000 Class A warrants, 330,000 Class B warrants and 429,000 shares underlying such warrants. The unit purchase options and the underlying securities have registration rights covering the exercise of the options and the underlying securities, and have cashless exercise provisions.

        In general, since we are a successor to a "shell" company as defined under Rule 144, no ordinary shares that are restricted shares will be eligible for resale under Rule 144 until one year after our filing with the SEC of a report with "Form 10 Information" on July 15, 2009 reflecting our status as an entity that is no longer a shell company. So long as we continue to be current in our filing of required annual and quarterly reports, or the equivalent for a foreign private issuer, for the year preceding the sale, then the restricted shares may be sold under Rule 144 one year after we file "Form 10 Information" with the Commission. Sales by affiliates under Rule 144 are subject to Rule 144 volume limitations, manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been an affiliate for at least the three months immediately preceding the sale and who has beneficially owned ordinary shares for at least six months is entitled to sell the shares under Rule 144 without regard to the limitations described above.

        Rule 145(c) of the Securities Act provides that any affiliates of parties to a Rule 145(a) transaction, such as the redomestication, involving a shell company, who publicly offers or sells securities of the issuer acquired in connection with the transaction, will continue to be deemed an underwriter under the Securities Act. Under Rule 145, if the issuer has met the requirements of Rule 144 regarding the filing of Form 10 Information and has filed all its required filings (as described in the above paragraph), the persons deemed to be underwriters will be able to resell their securities subject to the Rule 144 manner of sale provisions, notice requirements and the availability of current public information about the company after at least 90 days have elapsed since the securities were acquired in the transaction. After six months have elapsed since the securities were acquired in the Rule 145(a) transaction, the persons will be permitted to resell their securities, subject only to the Rule 144(c) current public information requirement, provided that the sellers are not affiliates of the issuer at the time of sale and have not been affiliates during the three months before the sale. After one year has elapsed since the securities were acquired in the transaction, the persons will be permitted to resell their securities without any limitations, provided that they are non-affiliates at the time of sale and have not been affiliates during the three months before the sale.

        Based on the foregoing, as of September 9, 2010:

  •
  6,142,339 ordinary shares will be freely tradable, provided that any of the shares held by affiliates are subject to the resale provisions of Rule 145 discussed above. Based on the information obtained by us, as of September 9, 2010, 273,478 ordinary shares were held by affiliates;

  •
  the 1,323,425 Class A warrants and 1,936,084 Class B warrants initially issued in Middle Kingdom's IPO that upon completion of the redomestication entitled the holder to purchase one ordinary share of us are freely tradable, provided that any of the warrants held by "affiliates" are subject to the resale provisions of Rule 145 discussed above. Based on the information obtained by us, as of September 9, 2010, among these warrants, 332,094 Class A Warrants and 85,890 Class B Warrants were held by affiliates. The ordinary shares issuable upon exercise of the warrants by "non-affiliates" will be freely tradable, provided that there is a registration statement in effect at the time of their exercise. The ordinary shares issuable upon exercise of the warrants by "affiliates" may only be sold pursuant to Rule 144 after July 15, 2010, one year from the date we filed with the SEC a report with Form 10 Information on July 15, 2009 reflecting our change in status as no longer being a shell company within the meaning of the SEC's rules, and only if: the sales at that time are made with current information; the sales at that time are made pursuant to the Rule 144 manner of sale provisions, volume limitations and notice requirements; and Middle Kingdom or us, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months;

  •
  the 45,000,000 ordinary shares initially issued to Capital Ally and Arch in the Business Combination, that are currently held by Arch, GM Investment Company Limited, or GM Investment, Sinowill Holding Limited, or Sinowill, Huge Harvest Enterprises Limited, or Huge Harvest, Kingstate Group Limited, or Kingstate, and Trend Focus Limited, or Trend Focus, the 256,430 ordinary shares issued to FMO on August 2, 2010 as an additional premium of the FMO Facility, and 3,400,000 Class B warrants and the ordinary shares issuable upon exercise of the warrants issued to Capital Ally and Arch in connection with the Business Combination are restricted securities, and, subject to the lock-up provisions discussed in the following sentence, eligible for resale pursuant to Rule 144 one year from the date we filed with the SEC a report with Form 10 information reflecting our status as an entity that is no longer a shell company on July 15, 2009. Of the foregoing, 15,075,000 ordinary shares and 850,000 Class B warrants are subject to a 24-month lock-up provision expiring on July 9, 2011. In addition, pursuant to the voting agreement entered into by Capital Ally and Arch at the closing of Business Combination and subsequently amended to bind on GM Investment, Sinowill, Huge Harvest, Kingstate and Trend Focus, the parties to the voting agreement agreed that all transfers of our voting shares made by them shall be made subject to the voting agreement and that any transferee will agree in writing to be bound by the terms and provisions of the voting agreement. These transfer restrictions apply to the 45,000,000 ordinary shares above. In addition, pursuant to a registration rights agreement dated as of July 9, 2009, we granted registration rights to Arch and Capital Ally, which include demand registration for offerings to be made on a continuous basis pursuant to Rule 415 under the Securities Act. We will pay expenses for such registration. The registration rights have been assigned to shareholders of Capital Ally in connection with the transfers described above; and

  •
  in connection with the unit purchase options that were initially granted to the underwriters' representative in Middle Kingdom's IPO and subsequently assigned and transferred to third parties, there may have been issued 349,800 ordinary shares, 99,000 Class A warrants and 330,000 Class B warrants, which securities may be sold pursuant to Rule 144 one year from the date we filed with the SEC a report with Form 10 Information reflecting our status as an entity that is no longer a shell company, provided there is current information available about us as required by Rule 144 and provided that the sales by affiliates are made pursuant to the Rule 144 manner of sale provisions and volume limitations. With respect to the 429,000 shares underlying the Class A warrants and Class B warrants discussed above, if the warrants are exercised for cash, the underlying shares may only be sold pursuant to Rule 144 on the later of (a) one year from the date we filed with the SEC a report with Form 10 Information reflecting our status as an entity that is no longer a shell company, or (b) six months from the date of exercise of the warrants, in each case, provided the sales at that time are made with current information and made pursuant to the Rule 144 manner of sale provisions and volume limitations, and provided that Middle Kingdom or us, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months. With respect to the 429,000 shares underlying the Class A warrants and Class B warrants discussed above, if the warrants are exercised on a cashless basis, the underlying shares may only be sold pursuant to Rule 144 one year from the date we filed with the SEC a report with Form 10 Information reflecting our status as an entity that is no longer a shell company, provided the sales at that time are made with current information and made pursuant to the Rule 144 manner of sale provisions and volume limitations, and provided that Middle Kingdom or us, as applicable, had filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months. The ordinary shares discussed above may be freely sold provided that there is a registration statement in effect at the time of their issuance (other than a sale by affiliates that are subject to certain control securities restrictions).

Stock Options

        We intend to file a registration statement on Form S-8 under the Securities Act covering all ordinary shares which are either subject to outstanding options or may be issued upon exercise of any options or other equity awards which may be granted or issued in the future pursuant to our 2010 Share Incentive Plan. We expect to file this registration statement as soon as practicable after the date of this prospectus. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or applicable contractual restrictions.

TAXATION

        The following summary of the material Cayman Islands and U.S. federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands counsel. To the extent the discussion relates to matters of PRC tax law, it represents the opinion of Han Kun Law Offices, our PRC counsel. Based on the facts and subject to the limitations set forth herein, the statements of law or legal conclusions under the caption "—Material United States Federal Income Tax Considerations" constitute the opinion of Latham & Watkins, our special U.S. counsel, as to the material U.S. federal income tax consequences of an investment in our ordinary shares.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within, the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by us. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Material PRC Income Tax Considerations

        The following discussion summarizes the material PRC income tax considerations relating to the ownership and disposition of our ordinary shares, warrants and units.

Resident Enterprise Treatment

        On March 16, 2007, the Fifth Session of the Tenth National People's Congress passed the Enterprise Income Tax Law of the People's Republic of China, or the EIT Law. On November 28, 2007, the PRC State Council passed the Implementing Rules on the EIT Law, or the Implementing Rules. Both the EIT Law and the Implementing Rules became effective on January 1, 2008. Under the EIT Law, enterprises are classified as "resident enterprises" and "non-resident enterprises." Pursuant to the EIT Law and its Implementing Rules, enterprises established outside China whose "de facto management bodies" are located in China are considered as "resident enterprises" and subject to the uniform 25% enterprise income tax rate on global income. According to the Implementing Rules, "de facto management body" refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

        The EIT Law and the interpretation of many of its provisions, including the definition of "resident enterprise," are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its Implementing Rules. Generally, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including us, on a case-by-case basis. We are a Cayman Islands holding company and has a subsidiary in Hong Kong, Pypo HK, which in turn owns a 100% equity interest in Funtalk PRC. Our management is substantially based in China and most of our management members are expected to be based in China in the future, although some of our directors and senior managers are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a "resident enterprise" or a "non-resident enterprise."

        Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company like us. If the PRC tax authorities determine that we are a "resident enterprise" for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between "qualified resident enterprises" is exempt from income tax. It is unclear whether the dividends we receive from Funtalk PRC (through Pypo Cayman and Pypo HK) constitute dividend income between "qualified resident enterprises" and would therefore qualify for tax exemption.

        As of the date of this prospectus, the PRC tax authorities have not been able to provide us with a definitive determination as to the "resident enterprise" or "non-resident enterprise" status of us. However, since it is not anticipated that we would receive dividends from Funtalk PRC or generate other income in the near future, such companies are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We will again consult with the PRC tax authorities and make any necessary tax payment if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a resident enterprise under the EIT Law, and we were to have income in the future.

Dividends From PRC Subsidiaries

        If we are not treated as a resident enterprise under the EIT Law, then dividends that we receive from Funtalk PRC (through Pypo Cayman and Pypo HK) may be subject to PRC withholding tax. The EIT Law and the Implementing Rules provide that (A) an income tax rate of 25% will normally be applicable to investors that are "non-resident enterprises," or non-resident investors, which (i) have establishments or premises of business inside China, and (ii) the income in connection with their establishment or premises of business is sourced from China or the income is earned outside China but has actual connection with their establishments or places of business inside China, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are "non-resident enterprises," or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

        As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, including us, on a case-by-case basis. We are a Cayman Islands holding company and substantially all of our income may be derived from dividends we receive from Funtalk PRC (through Pypo Cayman and Pypo HK). Thus, if we are considered as a "non-resident enterprise" under the EIT Law and the dividends paid to us by subsidiaries in China are considered income sourced within China, such dividends received by us may be subject to the income tax described in the foregoing paragraph.

        The EIT Law and its Implementing Rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its overseas parent, will be subject to PRC withholding tax at a rate of 10%, unless reduced or exempted under applicable treaties or PRC laws. Pursuant to the Double Tax Avoidance Arrangement between the Mainland China and the Hong Kong Special Administrative Region, or the Double Tax Avoidance Arrangement, and the Notice on Certain Issues Concerning the Enforcement of Dividend Provisions under Tax Treaties, or Circular 81, which was issued on February 20, 2009 by the State Administration of Taxation, or the SAT, if the Hong Kong resident enterprise owns more than 25% of the equity interest in a company in China within 12 months immediately prior to receiving dividend from such company, the 10% withholding tax on the dividends the Hong Kong resident enterprise received from such company in China may be reduced to 5%. We are a Cayman Islands holding company, and have a subsidiary in Hong Kong, Pypo HK, which in turn owns a 100% equity interest in Funtalk PRC. If Pypo HK is considered as a Hong Kong resident enterprise under the Double Tax Avoidance Arrangement and is considered as a "non-resident enterprise" under the EIT Law and its Implementing Rules, the dividends paid to Pypo HK by Funtalk PRC may be subject to the reduced tax rate of 5% under the Double Tax Avoidance Arrangement. However, based on the Circular 81 of the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment; and based on the Notice On the Interpretation and Recognition of "Beneficial Owner" under Tax Treaties issued on October 27, 2009 by SAT, conduit companies, which are established for the purpose of evading or reducing tax, transferring or accumulating profits, are not deemed as beneficial owner and thus are not entitled to the abovementioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement. In addition, the SAT issued the Measures for Non-Residents Enjoying Tax Treaty Benefits (Trial), on August 24, 2009, which became effective on October 1, 2009. Pursuant to the above laws and rules, the non-resident enterprises may enjoy the preferential tax treatment subject to the approval by or a filing with the relevant tax authorities.

        As of the date of this prospectus, the PRC tax authorities have not been able to provide us with a definitive determination as to the "resident enterprise" or "non-resident enterprise" status of us. As indicated above, however, Funtalk PRC does not expect to pay any dividends in the near future. We will again consult with the PRC tax authorities and make any necessary tax withholding if, in the future, Funtalk PRC were to pay any dividends and we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a non-resident enterprise under the EIT Law.

Dividends that Shareholders Receive From Us; Gain on the Sale or Transfer of Our Shares

        If dividends payable to (or gains recognized by) shareholders by us are treated as income derived from sources within the PRC, then the dividends that shareholders receive from us, and any such gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.

        Under the EIT Law and its Implementing Rules, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are "non-resident enterprises," or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

        The dividends paid by us to non-resident investors with respect to their respective shares, or gain non-resident investors may realize from the transfer of our shares, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, our non-resident investors may be responsible for paying PRC tax at a rate of 10% on any gain realized from the transfer of our shares if such non-resident investors and the gain satisfies the requirements under the EIT Law and its Implementing Rules. However, under the EIT Law and its Implementing Rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares.

        If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our shares and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the sale or transfer of our shares.

As indicated above, under the EIT Law and its Implementing Rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the transfer of their shares.

Penalties for Failure to Pay Applicable PRC Income Tax

        Our non-resident investors may be responsible for paying PRC tax at a rate of 10% on any gain realized from the transfer of our shares if such non-resident investors and the gain satisfy the requirements under the EIT Law and its Implementing Rules, as described above.

        According to the EIT Law and its Implementing Rules, the Tax Administration Law, the Administration Measures and other applicable PRC laws or regulations, or collectively the Tax Related Laws, where any gain derived by non-resident investors from the transfer of our shares are subject to any income tax in China, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in China and other payers, or the Other Payers, who will pay amounts to such non-resident investor, and send a "Notice of Tax Issues" to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor's bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor's commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving China.

Material United States Federal Income Tax Considerations

General

        The following is a general summary of the material United States federal income tax consequences of the ownership and disposition of our ordinary shares, warrants to acquire our ordinary shares and units. This summary is based on current law, is for general information only and is not tax advice.

        The information in this summary is based on:

  •
  the Internal Revenue Code;

  •
  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code;

  •
  the legislative history of the Internal Revenue Code;

  •
  current administrative interpretations and practices of the Internal Revenue Service; and

  •
  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings that are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may change or adversely affect the tax considerations described in this summary. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the Internal Revenue Service concerning our taxation or the matters discussed in this prospectus, and the statements herein are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

        This summary applies only to holders that hold their ordinary shares, warrants and units as "capital assets," as defined in the Internal Revenue Code. Each holder's tax treatment will vary depending on the holder's particular situation. This summary does not purport to deal with all aspects of taxation that may be relevant to a holder of our ordinary shares, warrants or units in light of their personal investment or tax circumstances, or to holders who receive special treatment under the United States federal income tax laws including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  brokers or dealers in securities or commodities;

  •
  traders in securities;

  •
  tax-exempt entities;

  •
  persons liable for alternative minimum tax;

  •
  U.S. expatriates and certain former citizens or long-term residents of the United States;

  •
  regulated investment companies or real estate investment trusts;

  •
  persons holding our ordinary shares, warrants or units as part of a straddle, hedging, conversion or integrated transaction;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  persons that actually or constructively own 10% or more of our voting stock;

  •
  Non-U.S. Holders (as defined below);

  •
  persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

  •
  persons holding ordinary shares through partnerships or other pass-through entities.

        The tax treatment of a partner in a partnership (or other entity taxable as a partnership for United States federal income tax purposes) that holds our ordinary shares, warrants or units generally will depend on the partner's status, the activities of the partnership and certain determinations made at the partner level. Partners in partnerships holding our ordinary shares, warrants or units should consult their tax advisors.

        As discussed in the risk factor entitled, "We may be treated as a U.S. domestic corporation for United States federal income tax purposes, which could result in significantly greater United States federal income tax liability to us," this discussion assumes that we will be treated as a foreign corporation for United States federal income tax purposes. In addition, except where specifically described below, this discussion assumes that we are not treated as a PFIC for United States federal income tax purposes. Please see the discussion under "Passive Foreign Investment Company Rules" below. In addition, this discussion assumes that any distributions made (or deemed made) by us on our ordinary shares, warrants or units and any consideration received by a holder in consideration for the sale or other disposition of our ordinary shares, warrants or units will be in United States dollars. Moreover, this discussion does not address the state, local and non-United States tax consequences of the ownership and disposition of our ordinary shares, warrants or units.

        The discussion below of the United States federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our ordinary shares, warrants or units that is, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Treatment of Our Units

        With respect to the holders of our units, although each unit is evidenced by a single instrument, a holder of a unit may, at its option, exchange such unit for its components, our ordinary shares and warrants. Accordingly, each holder of a unit generally should treat the unit as consisting of our ordinary shares and warrants corresponding to the components of such unit for United States federal income tax purposes. In accordance with such treatment, in calculating its tax basis in each of the components, a holder generally should allocate the purchase price paid for such unit among the components in proportion to their relative fair market values at the time of purchase. A similar principle would apply in determining the amount of gain or loss allocable to each component upon a sale or other disposition of a unit. The exchange of a unit for the separate ordinary share and warrants corresponding to each unit generally should not be a taxable event. Since a holder of a unit generally is treated for United States federal income tax purposes as holding the applicable our ordinary share and warrant components of such a unit, a holder of a unit should review the applicable discussion herein relating to the United States federal income tax consequences of the purchase, ownership and disposition of our ordinary shares and warrants.

Taxation of Distributions Paid on Our Ordinary Shares to U.S. Holders

        Subject to the PFIC rules discussed below, any distributions made by us to a U.S. Holder with respect to our ordinary shares will be includable in the U.S. Holder's gross income in the year actually or constructively received as foreign source dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of our current and accumulated earnings and profits will be applied against and reduce the U.S. Holder's tax basis in its ordinary shares and, to the extent in excess of such tax basis, will be treated as capital gain from the sale or exchange of such ordinary shares. We do not intend to calculate our earnings and profits under United States federal income tax principles. Therefore, a U.S. Holder should expect that a distribution generally will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

        With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, dividends may be taxed at the lower applicable long-term capital gains rate provided that (a) our ordinary shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a Chinese "resident enterprise" under the EIT Law, we are eligible for the benefits of the income tax treaty between the United States and the PRC, or the PRC-U.S. Treaty, (b) we are not a PFIC, as discussed below, for either the taxable year in which the dividend is paid or the preceding taxable year, and (c) certain holding period requirements are met. Under recently published Internal Revenue Service authority, ordinary shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently includes Nasdaq. Since our ordinary shares are listed and traded on Nasdaq, the dividends paid on our ordinary shares may qualify for the lower rate. Such dividends may also qualify for the lower rate if we are deemed to be a PRC "resident enterprise" under the EIT Law and we are eligible for the benefits of the PRC-U.S. Treaty. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the shares and any possible change in law relating to the availability of such lower rate for dividends paid by us.

        If PRC taxes apply to dividends paid to a U.S. Holder on our ordinary shares, such taxes may be treated as foreign taxes eligible for credit against such holder's United States federal income tax liability (subject to applicable conditions and limitations). U.S. Holders should consult their tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the PRC-U.S. Treaty.

Taxation of the Disposition of Our Ordinary Shares and Warrants to U.S. Holders

        Upon a sale or other taxable disposition of our ordinary shares or warrants by a U.S. Holder, and subject to the PFIC rules discussed below, the U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in its ordinary shares or warrants.

        Capital gains recognized by U.S. Holders generally are subject to United States federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to United States federal income tax at preferential rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for our ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

        Any gain or loss recognized by a U.S. Holder will generally be treated as United States source gain or loss. However, if PRC taxes apply to any gain from the disposition of our ordinary shares or warrants by a U.S. Holder, such taxes may be treated as foreign taxes eligible for credit against such holder's United States federal income tax liability (subject to applicable conditions and limitations). A U.S. Holder may be entitled to certain benefits under the PRC-U.S. Treaty if we are deemed to be a PRC "resident enterprise" under PRC tax law and if such holder is considered a resident of the United States for purposes of the treaty. These benefits include the treatment of any such gain as arising in the

PRC for purposes of determining entitlement to the benefits of a foreign tax credit (the amount of which depends, in part, on the level of foreign source income). U.S. Holders should consult their tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the PRC-U.S. Treaty.

Exercise or Lapse of Our Warrants held by U.S. Holders

        Subject to the discussion of the PFIC rules below, a U.S. Holder should not recognize gain or loss upon the exercise of our warrants for cash. Our ordinary shares acquired pursuant to an exercise for cash of one of our warrants generally will have a tax basis equal to the U.S. Holder's tax basis in the warrant, increased by the amount paid to exercise the warrant. The U.S. Holder's holding period for our ordinary shares will generally commence on the day after the U.S. Holder exercises the warrant and will not include the period during which the U.S. Holder held the warrant. Certain adjustments to, or failure to adjust, the number of our ordinary shares underlying the warrants and/or exercise price of the warrants may cause U.S. Holders of the warrants to be treated as having received a distribution on the warrants, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in us. Such a distribution would be taxable as a dividend, return of capital or capital gain in accordance with rules discussed above under "Taxation of Distributions Paid on Our Ordinary Shares to U.S. Holders." If a warrant is allowed to lapse unexercised, a U.S. Holder would recognize a capital loss equal to such holder's tax basis in the warrant.

        If a U.S. Holder exercises our warrant by having us withhold a portion of the ordinary shares to be delivered on exercise (the "cashless exercise"), the tax consequences are not entirely clear under current tax law. The cashless exercise may be tax-free, either because the exercise is not a taxable exchange or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either tax-free situation, a U.S. Holder's tax basis in our ordinary shares received would equal the U.S. Holder's tax basis in the warrant. If the cashless exercise were treated as a nontaxable exchange (rather than a recapitalization or, as discussed below, a taxable exchange), a U.S. Holder's holding period in our ordinary shares received would commence on the date following the date of exercise (but possibly may begin on the date of exercise) of the warrant for tax purposes and would not include the period during which the U.S. Holder held the warrant. If the cashless exercise were treated as a recapitalization (rather than a non-taxable exchange or, as discussed below, a taxable exchange), the holding period of our ordinary shares would include the holding period of the warrant.

        It is also possible that the cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized by the U.S. Holder. In such event, a U.S. Holder could be deemed to have surrendered a number of warrants having a fair market value equal to the exercise price for the number of warrants deemed exercised (i.e., the number of warrants equal to the number of our ordinary shares issued pursuant to the cashless exercise). The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between such fair market value and the U.S. Holder's tax basis in such warrants deemed surrendered. In this case, a U.S. Holder's tax basis in our ordinary shares received on exercise of the warrant would equal the sum of such fair market value and the U.S. Holder's tax basis in the remaining warrants deemed exercised. A U.S. Holder's holding period for our ordinary shares would generally commence on the date following the date of exercise of the warrant.

        Due to the absence of authority on the United States federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the Internal Revenue Service or a court. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of warrants.

Passive Foreign Investment Company Rules

        Based on the composition of our income and assets, we do not expect to be a PFIC for United States federal income tax purposes for our current taxable year or any future taxable years. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you that the Internal Revenue Service will not take a contrary position. Furthermore, because PFIC status is a factual determination based on actual results for the entire taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status and expresses no opinion with respect to our expectations contained in this paragraph. A non-United States corporation is considered to be a PFIC for any taxable year of the corporation if, applying certain look-through rules, either:

  •
  at least 75% of its gross income is passive income; or

  •
  at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

        Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

        For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. In applying this rule, while it is not clear, we intend to take the position that the contractual arrangements between us and our affiliated entities will be treated as ownership of stock.

        We must make a separate determination after the close of each taxable year as to whether we were a PFIC for that year. Because the value of our assets for purposes of the PFIC test will generally be determined by reference to the market price of our ordinary shares, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC.

        If we were a PFIC and a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder holds (or was deemed to hold) our ordinary shares or warrants (including as part of our unit) or a mark-to-market election, as described below, such holder will be subject to special rules with respect to:

  •
  any gain recognized by the U.S. Holder on the sale or other disposition of our ordinary shares or warrants; and

  •
  any "excess distribution" made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder's holding period for the ordinary shares).

        Under these rules:

  •
  the U.S. Holder's gain or excess distribution will be allocated ratably over the U.S. Holder's holding period for our ordinary shares or warrants;

  •
  the amount allocated to the U.S. Holder's taxable year in which the U.S. Holder recognized the gain or received the excess distribution or to the period in the U.S. Holder's holding period before the first day of our first taxable year in which we were a PFIC will be taxed as ordinary income; and

  •
  the amount allocated to other taxable years of the U.S. Holder and included in its holding period will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such other taxable year of the U.S. Holder. For purposes of these rules, if a U.S. Holder exercises its warrants in exchange for ordinary shares, such ordinary shares may be deemed to have a holding period that includes the period the U.S. Holder held the warrants.

        In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely qualified electing fund election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. Thus, a U.S. Holder could have a tax liability with respect to such earnings or gains without a corresponding receipt of cash. In such case, a subsequent distribution of earnings and profits that were previously included in income should not be taxable as a dividend to the U.S. Holder. In addition, the tax basis of a U.S. Holder's shares in a qualified electing fund are increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends. If all of the earnings and profits of a qualified electing fund are not distributed in a taxable year of the U.S. Holder, such U.S. Holder may be permitted to elect to defer the payment of taxes on the undistributed income inclusions under the qualified electing fund rules subject to an interest charge on the deferred amount.

        A U.S. Holder may not make a qualified electing fund election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant to purchase our ordinary shares (other than upon exercise of a warrant), any gain recognized generally will be subject to the special tax and interest charge rules described above if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises its warrants properly makes a qualified electing fund election with respect to the newly acquired ordinary shares (or has previously made a qualified electing fund election with respect to our ordinary shares), the qualified electing fund election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the qualified electing fund election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for the purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such ordinary shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new basis and holding period in the ordinary shares acquired upon the exercise of the warrants for purposes of the PFIC rules.

        The qualified electing fund election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the Internal Revenue Service. A U.S. Holder generally makes a qualified electing fund election by attaching a completed Internal Revenue Service Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive qualified electing fund elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the Internal Revenue Service.

        In order to comply with the requirements of a qualified electing fund election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder, no later than 90 days after the request, such information as the Internal Revenue Service may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a qualified electing fund election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided, and thus, no assurances can be made that we will provide such information.

        If a U.S. Holder has elected the application of the qualified electing fund rules to its ordinary shares in us, and the special tax and interest charge rules do not apply to such shares (because of a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election as described below), any gain recognized on the appreciation of such shares should be taxable as capital gain and no interest charge will be imposed.

        Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC will generally apply for subsequent years to a U.S. Holder who held our ordinary shares or warrants while we were a PFIC, whether or not we met the test for PFIC status in those years. A U.S. Holder who makes the qualified electing fund election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder generally will not be subject to the qualified electing fund inclusion regime with respect to such shares for any of our taxable year that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the qualified electing fund election is not effective for each of our tax years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of the ordinary shares at their fair market value. As a result of this deemed sale, the U.S. holder will pay the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-qualified electing fund election period.

        Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder's basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants.

        The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the Internal Revenue Service determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Since immediately following the business combination our ordinary shares have been listed and traded on the Nasdaq, the mark-to-market election may be available.

        If we are a PFIC and any of our non-United States subsidiaries is also a PFIC, a U.S. Holder generally would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or disposes of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a qualified electing fund election with respect to the lower-tier PFIC. There is no assurance, however, that the lower-tier PFIC will provide such information. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

        Under newly enacted legislation, unless otherwise provided by the U.S. Treasury, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require. Prior to such legislation, a U.S. Holder of a PFIC was required to file U.S. Internal Revenue Service Form 8621 only for each taxable year in which such shareholder received distributions from the PFIC, recognized gain on a disposition of the PFIC stock, or made a "reportable election." If we are or become a PFIC, U.S. Holders should consult their tax advisor regarding any reporting requirements that may apply to them.

        The rules dealing with PFICs and with qualified electing funds and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares and warrants should consult their tax advisors concerning the application of the PFIC rules to such ordinary shares and warrants under their particular circumstances.

Backup Withholding and Information Reporting

        Distributions (including deemed distributions) with respect to our ordinary shares or warrants and proceeds from the sale or exchange of such ordinary shares or warrants may be subject to information reporting to the Internal Revenue Service and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. Under newly enacted legislation, certain individuals holding ordinary shares other than in an account at a financial institution may be subject to additional information reporting requirements. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's United States federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

PLAN OF DISTRIBUTION

        Pursuant to the terms of the unit purchase option, Series A or Series B units will be issued to those holders who exercise the unit purchase options. Pursuant to the terms of the Series A and Series B units, Class A and Class B warrants and ordinary shares will be issued by us to those holders who exercise the Series A and Series B units. Pursuant to the terms of the Class A and Class B warrants, ordinary shares will be issued by us to those warrant holders who surrender the certificates representing the warrants. We do not know if or when the unit purchase options, units or warrants will be exercised. We also do not know whether any of the Series A and Series B units, the Class A and Class B warrants and ordinary shares, or collectively the "securities," acquired upon exercise will be sold.

        The securities may be sold by the holders from time to time in:

  •
  transactions in the over-the-counter market;

  •
  negotiated transactions;

  •
  underwritten offerings pursuant to registration under of the Securities Act of 1933, as amended, or Securities Act;

  •
  a combination of such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The holders of securities may sell such securities at:

  •
  fixed prices which may be changed;

  •
  market prices prevailing at the time of sale; or

  •
  negotiated prices.

        Persons who were our affiliates may resell all or a portion of the securities in reliance on the exemption contained in Rule 145(d) of the Securities Act.

        The holders may effect these transactions by selling the securities to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from such shareholders and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with holders. The holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities covered by this prospectus.

        In order to comply with the applicable securities laws of particular states, if applicable, the securities will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Each holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our securities by the holder.

        We have agreed to pay for costs of the registration of the securities hereunnder, including SEC filing fees.

Transfer Agent and Registrar

        The name and address of the Transfer Agent and Registrar for the ordinary shares, Series A and Series B units and Class A and Class B warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York NY 10004-1123.

LEGAL MATTERS

        We are being represented by Latham & Watkins with respect to legal matters of United States federal securities and New York State law. The validity of the securities as to Cayman Islands law has been passed upon for us by Applyby. Cozen O'Connor has passed upon certain Delaware law matters. Coppersmith Schermer & Brockelman PLC has passed upon certain Arizona law matters. Roetzel & Andress, L.P.A. has passed upon certain Florida law matters. Other legal matters as to Cayman Islands law have been passed upon for us by Maples and Calder. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. Latham & Watkins and Maples and Calder may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

        Our consolidated financial statements and the related financial statement schedule incorporated by reference in this prospectus from our annual report on Form 20-F for the year ended March 31, 2010 have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing therein. Such consolidated financial statements and financial statement schedule have been so included in our annual report on Form 20-F in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Touche Tohmatsu are located at 35/F, One Pacific Place, 88 Queensway Admiralty, Hong Kong.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We file reports and other information with the Commission as required by the Exchange Act. You may read and copy reports and other information filed by us with the Commission at its public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004. We file our reports and other information electronically with the Commission. You may access information on us at the Commission's web site containing reports and other information at http://www.sec.gov. This prospectus describes the material elements of relevant contracts, exhibits and other information attached as annexes or exhibits to the registration statement of which this prospectus forms a part. Information and statements contained in this prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex or exhibit to this document.

        This prospectus contains important business and financial information about us that is not included in or delivered with this document. You may obtain this additional information, or additional copies of this prospectus, at no cost by contacting us at the following address or telephone number:

Funtalk China Holdings Limited
21/F, Block D The Place Tower
No. 9 Guanghua Road, Chaoyang District
Beijing, China 100020
Tel: +86-10-5709-1100
 http://www.pypo.net

        We file annual reports on Form 20-F, furnish information on Form 6-K relating to material events and will provide other information with the SEC as required for a foreign private issuer under the Exchange Act.

        Our representative in the U.S. is Bernard J. Tanenbaum III and can be reached at:

333 Sandy Springs Circle, Suite 223
Atlanta, GA 30328
USA
Tel: (770) 394-1234/(404) 585-4900
Fax: (404) 585-4905
Email: jtanenbaum@midkingdom.com

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

FTLK

        Article 145 of our memorandum and articles provides that to the fullest extent permissible under the Companies Law of the Cayman Islands (2009 Revisions), or the Companies Law, each of our directors (including any alternate director appointed pursuant to the provisions of the memorandum and articles) and officers for the time being and from time to time shall be indemnified and held harmless out of our assets and funds against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as one of our directors or officers, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. Expenses (including attorneys' fees, costs and charges) incurred by one of our directors or officers in defending a proceeding shall be paid by us in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by us. None of our directors or officers shall be liable to us for any loss or damage unless such liability arises through the willful neglect or default of such director or officer.

        We have directors' and officers' liability insurance that would indemnify our directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such. We also purchased directors' and officers' liability insurance to cover Middle Kingdom's directors and officers. We have continued to maintain this insurance and was obligated by the terms of the merger agreement to maintain in effect (to the extent available in the market) a tail liability insurance policy covering those persons who were then covered by Middle Kingdom's directors' and officers' liability insurance policy with coverage in amount and scope at least as favorable to such persons as Middle Kingdom's then-existing coverage for a period of at least three years after the closing.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Indemnification Arrangements

        In November 2007, each of Pypo Cayman, Pypo HK and Pypo Beijing entered into indemnification agreements with Mr. Clement Kwong in connection with his capacity as a director of such entities. These indemnification agreements provide that, with respect to each entity, if Mr. Kwong is a party to or threatened to be made a party to any proceeding by reason of Mr. Kwong's status as a director of one of our subsidiary entities or as an agent of another enterprise at one of our entity's request, he will be indemnified for expenses and liabilities actually and reasonably incurred by Mr. Kwong, including amounts paid in settlement on his behalf. Mr. Kwong will not be entitled to such indemnification if prohibited by applicable law or if Mr. Kwong's conduct is finally adjudged to have been knowingly fraudulent or deliberately dishonest or has evidenced willful misconduct, including any breach of the duty of loyalty. If any of these indemnification agreements entitles Mr. Kwong to only a portion of the total expenses and liabilities he incurs, he will be paid such portion in accordance with the terms of the relevant indemnification agreement.

        Each of the indemnification agreements sets forth the procedures and timing for payment of expenses and liabilities, including requiring that Mr. Kwong be paid promptly in advance of the final disposition of any proceeding at Mr. Kwong's written request, provided that such written request sets forth (i) reasonable evidence that the indemnifiable expenses have been incurred in connection with the proceeding, (ii) a statement that the indemnifiable expenses have not been incurred in connection with any fraudulent or deliberately dishonest conduct or willful misconduct and (iii) an undertaking from Mr. Kwong that any such advanced expenses paid to him shall be repaid if it is ultimately determined that he was not entitled to indemnification.

        Mr. Kwong will continue to be entitled to indemnification under these indemnification agreements for as long as he is subject to possible proceedings by reason of the fact that he was a director of our subsidiary entities or was serving at the request of one of our subsidiary entities as an agent of another enterprise, foreign or domestic.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES

        We consummated the purchase of each issued and outstanding ordinary share of Pypo Cayman held by Capital Ally and Arch in exchange for an aggregate of 45,000,000 ordinary shares and 3,400,000 Class B Warrants in us. The 45,000,000 ordinary shares and the 3,400,000 Class B Warrants issued in connection with the Business Combination are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. The ordinary shares issuable upon exercise of the 3,400,000 Class B Warrants also are restricted securities. On August 2, 2010, we issued 256,430 ordinary shares to FMO as an additional premium on the FMO Facility.

        The foregoing securities were issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D thereunder.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)   Exhibits

        See Exhibit Index beginning on page II-8 of this registration statement.

        (b)   Financial Statement Schedules

        All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 9.    UNDERTAKINGS.

        (A)  The undersigned registrant hereby undertakes, if the securities are registered pursuant to Rule 415 under the Securities Act:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   To file a post-effective amendment to the registration statement to include any financial statements required by "Item 8.A. of Form 20-F" at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the Form F-3.

          (5)   That, for the purpose of determining liability under the Securities Act to any purchaser:

            (i)    If the registrant is relying on Rule 430B:

              (a)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

              (b)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

            (ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (6)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (B)  The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent.

          (C)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 23, 2010.

FUNTALK CHINA HOLDINGS LIMITED
By:	/s/ DONGPING FEI
Name:	Dongping Fei
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints each of Mr. Dongping Fei and Mr. Kim Chuan ("Jackie") Leong, acting singly, as attorneys-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the "Securities Act"), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares, warrants and units of the registrant (the "Securities"), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-3 (the "registration statement") to be filed with the Securities and Exchange Commission with respect to such Securities, to any and all amendments or supplements to such registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such registration statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KUO ZHANG Kuo Zhang	Chairman of the Board of Directors	September 23, 2010
/s/ DONGPING FEI Dongping Fei	Director and Chief Executive Officer (principal executive officer)	September 23, 2010
/s/ KIM CHUAN (JACKIE) LEONG Kim Chuan (Jackie) Leong	Chief Financial Officer (principal financial and accounting officer)	September 23, 2010

Signature	Title	Date

/s/ MICHAEL MARKS Michael Marks	Director	September 23, 2010
/s/ ALEX FAN Alex Fan	Director	September 23, 2010
/s/ ANDREW RYAN Andrew Ryan	Director	September 23, 2010
/s/ LINZHEN XIE Linzhen Xie	Director	September 23, 2010
/s/ MOFANG LI Mofang Li	Director	September 23, 2010
/s/ HUA YANG Hua Yang	Director	September 23, 2010

 AUTHORIZED REPRESENTATIVE

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant, has signed this registration statement in Atlanta, Georgia, on September 23, 2010.

Authorized Representative

September 23, 2010	/s/ BERNARD J. TANENBAUM III Name: Bernard J. Tanenbaum III

FUNTALK CHINA HOLDINGS LIMITED

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Pypo Beijing, Arch and Capital Ally, dated September 5, 2008 (incorporated by reference to annex A to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
2.2	Amendment No. 1 to Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Pypo Beijing, Arch and Capital Ally, dated January 6, 2009 (incorporated by reference to annex B to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
2.2	Amendment No. 2 to Agreement and Plan of Merger, Conversion and Share Exchange by and among Middle Kingdom, MK Arizona, Pypo Cayman, Pypo HK, Pypo Beijing, Arch and Capital Ally, dated June 16, 2009 (incorporated by reference to annex D to Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
2.4	Amendment No. 3 to Agreement and Plan of Merger, Conversion and Share Exchange by and among FTLK, Pypo Cayman, Pypo HK, Pypo Beijing, Arch, Capital Ally, Michael Marks and Bernard J. Tanenbaum III, dated June 1, 2010 (incorporated by reference to exhibit 2.4 to Amendment No. 6 to Form S-4 on Form F-1, SEC File No. 333-153492)
2.5	Amendment No. 4 to Agreement and Plan of Merger, Conversion and Share Exchange by and among FTLK, Pypo Cayman, Pypo HK, Funtalk PRC, Arch, Capital Ally, GM Investment, Sinowill, Huge Harvest, Kingstate and Trend Focus dated June 30, 2010. (incorporated by reference to exhibit 4.5 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
3.1	Amendment and Restated Memorandum and Articles of Association of us, as further amended by special resolution on November 26, 2009 (incorporated by reference to exhibit 3.1 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)
4.1	Specimen Ordinary Share Certificate (incorporated by reference to exhibit 4.1 to Post-Effective Amendment No.5 to Form S-4 on Form F-1, SEC File No. 333-153492)
4.2	Specimen Series A Unit Certificate (incorporated by reference to exhibit 4.2 to Post-Effective Amendment No.5 to Form S-4 on Form F-1, SEC File No. 333-153492)
4.3	Specimen Series B Unit Certificate (incorporated by reference to exhibit 4.3 to Post-Effective Amendment No.5 to Form S-4 on Form F-1, SEC File No. 333-153492)
4.4	Specimen Class A Warrant Certificate (incorporated by reference to exhibit 4.4 to Post-Effective Amendment No.5 to Form S-4 on Form F-1, SEC File No. 333-153492)
4.5	Specimen Class B Warrant Certificate (incorporated by reference to exhibit 4.5 to Post-Effective Amendment No.5 to Form S-4 on Form F-1, SEC File No. 333-153492)
4.6	Amended and Restated Class A Warrant Agreement dated as of July 9, 2009 between Continental Stock Transfer and Trust Company and FTLK (incorporated by reference to exhibit 4.2 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)
4.7	Amended and Restated Class B Warrant Agreement dated as of July 9, 2009 between Continental Stock Transfer and Trust Company and FTLK (incorporated by reference to exhibit 4.3 to Post-Effective Amendment No. 3 to Form S-4, SEC File No. 333-153492)
4.8	Form of Unit Purchase Option Agreement (incorporated by reference to exhibit 4.7 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
4.9	Form of Amendment to Unit Purchase Option Agreement (incorporated by reference to exhibit 4.9 to Post-Effective Amendment No.6 to Form S-4 on Form F-1, SEC File No. 333-153492)

Exhibit No.		Description
5.1		Opinion of Appleby (incorporated by reference to exhibit 5.1 to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
5.2		Opinion of Cozen O'Connor (incorporated by reference to exhibit 5.2 to Amendment No. 8 to Form S-4, SEC File No. 333-153492)
5.3		Opinion of Coppersmith Schermer & Brockelman PLC (included in exhibit A to exhibit 5.1)
5.4		Opinion of Roetzel & Andress, L.P.A. (incorporated by reference to exhibit 5.4 to Amendment No. 6 to Form S-4 on Form F-1, SEC File No. 333-153492)
8.1	††	Opinion of Maples & Calder regarding certain Cayman Islands tax matters
8.2	††	Opinion of Latham & Watkins LLP regarding certain United States tax matters
8.3		Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in exhibit 99.1)
10.1		2010 Share Incentive Plan (previously filed as exhibit 10.1 to Post-Effective Amendment No.5 to Form S-4 on Form F-1, SEC File No. 333-153492)
10.2		Form of Securities Escrow Agreement among Middle Kingdom Alliance Corp., Continental Stock Transfer and Trust Company and the Initial Stockholders of Middle Kingdom Alliance Corp. (incorporated by reference to exhibit 10.3 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
10.3		Form of Registration Rights Agreement among Middle Kingdom Alliance Corp. and the Initial Stockholders of Middle Kingdom Alliance Corp. (incorporated by reference to exhibit 10.4 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
10.4		Form of Voting Agreement among FTLK and certain officers, directors and shareholders of MK Cayman (incorporated by reference to annex F to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.5		Form of Lock-Up Agreement among FTLK, Capital Ally and Arch (incorporated by reference to annex G to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.6		Form of Registration Rights Agreement among FTLK, Capital Ally and Arch (incorporated by reference to annex H to Amendment No. 9 to Form S-4, SEC File No. 333-153492)
10.7		Form of Employment Agreement with our senior executives (incorporated by reference to exhibit 4.13 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.8		Samsung Anycall Wholesale Distribution Agreement between Samsung and Funtalk PRC, dated July 1, 2008 (incorporated by reference to exhibit 10.10 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.9		Loan Agreement between Hui Liu and Funtalk PRC, dated December 26, 2007 (incorporated by reference to exhibit 10.11 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.10		Loan Agreement between Dongping Fei and Funtalk PRC, dated December 26, 2007 (incorporated by reference to exhibit 10.12 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.11		Loan Agreement between Zhikuan Guan and Funtalk PRC, dated September 1, 2008 (incorporated by reference to exhibit 10.13 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.12		Loan Agreement between Dongping Fei and Funtalk PRC, dated September 1, 2008 (incorporated by reference to exhibit 10.14 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.13	Exclusive Option Agreement among Zhikuan Guan, Funtalk PRC and Beijing Funtalk, dated September 8, 2008 (incorporated by reference to exhibit 10.15 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.14	Exclusive Option Agreement among Dongping Fei, Funtalk PRC and Beijing Funtalk, dated September 1, 2008 (incorporated by reference to exhibit 10.16 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.15	Exclusive Option Agreement among Beijing Dongdian, Funtalk PRC and Beijing Funtalk, dated August 5, 2008 (incorporated by reference to exhibit 10.17 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.16	Equity Interest Pledge Agreement between Zhikuan Guan, Funtalk PRC and Beijing Funtalk, dated September 8, 2008 (incorporated by reference to exhibit 10.17 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.17	Equity Interest Pledge Agreement between Dongping Fei, Funtalk PRC and Beijing Funtalk, dated September 1, 2008 (incorporated by reference to exhibit 10.18 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.18	Equity Interest Pledge Agreement among Beijing Dongdian, Funtalk PRC and Beijing Funtalk, dated August 5, 2008 (incorporated by reference to exhibit 10.20 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.19	Zhikuan Guan Power of Attorney appointing Funtalk PRC as agent and attorney, dated September 8, 2008 (incorporated by reference to exhibit 10.19 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.20	Dongping Fei Power of Attorney appointing Funtalk PRC as agent and attorney, dated September 1, 2008 (incorporated by reference to exhibit 10.20 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.21	Beijing Funtalk Power of Attorney appointing Funtalk PRC as agent and attorney, dated August 5, 2008 (incorporated by reference to exhibit 10.23 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.22	Exclusive Business Cooperation Agreement between Beijing Funtalk and Funtalk PRC, dated September 1, 2008 (incorporated by reference to exhibit 10.21 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)
10.23	Exclusive Business Cooperation Agreement between Beijing Dongdian and Funtalk PRC, dated July 28, 2008 (incorporated by reference to exhibit 10.25 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.24	Share Transfer Agreement between Hui Liu and Zhikuan Guan, dated September 1, 2008 (incorporated by reference to exhibit 10.26 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.25	Loan Agreement between Capital Ally and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.27 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.26	Supplemental Loan Agreement between Capital Ally and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.28 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.27	Equity Pledge Agreement between Capital Ally and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.29 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.28	Deed of Release between Capital Ally and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.30 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.		Description
10.29		Funds Transfer Agreement between Arch and Pypo Cayman, dated March 10, 2008 (incorporated by reference to exhibit 10.31 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.30		Supplemental Funds Transfer Agreement between Arch and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.32 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.31		Equity Pledge Agreement between Style Technology and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.33 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.32		Equity Pledge Agreement between GM Investment and Pypo Cayman, dated November 10, 2008 (incorporated by reference to exhibit 10.34 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.33	*	Acquisition Framework Agreement between Beijing Funtalk, Zhuqun Peng as the Controlling Party, and the Transferors, dated May 5, 2008 (incorporated by reference to exhibit 10.35 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)
10.34		Supplemental Agreement to Acquisition Framework Agreement between Beijing Funtalk, Zhuqun Peng as the Controlling Party, and the Transferors, dated October 30, 2008 (incorporated by reference to exhibit 10.36 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)
10.35		Operation and Management Agreement between Beijing Funtalk and Zhuqun Peng as the Controlling Party, dated May 5, 2008 (incorporated by reference to exhibit 10.37 to Post-Effective Amendment No.1 to Form S-4, SEC File No. 333-153492)
10.36		Supplementary Agreement to the Operation and Management Agreement between Beijing Funtalk and Zhuqun Peng as the Controlling Party, dated October 30, 2008 (incorporated by reference to exhibit 10.38 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)
10.37		Shareholders and Sponsors Agreement among Pypo Cayman, Pypo HK, Funtalk PRC, Arch Holdings Limited, China Bright Group Co., Ltd., Style Technology, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (incorporated by reference to exhibit 10.39 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.38		Equity Subscription Agreement among Pypo Cayman, Funtalk PRC, Arch, Golden Meditech Company Limited, China Bright Group Co., Ltd., Style Technology, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (incorporated by reference to exhibit 10.40 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.39		Waiver Letter among Pypo Cayman, Funtalk PRC, Golden Meditech Company Limited, Capital Ally, Francis Wan, Kuo Zhang and Dongping Fei, dated October 15, 2007 (incorporated by reference to exhibit 10.41 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.40		Written description of oral agreement between Funtalk PRC and Beijing Shidai Tiancheng Technology Development Co., Ltd. (incorporated by reference to exhibit 10.42 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)
10.41		Term Facility Agreement between Pypo HK as Borrower, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Lender, dated January 30, 2009 (incorporated by reference to exhibit 10.43 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.42		Consent, Waiver and Amendment Letter between Pypo HK and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. dated August 11, 2009 (incorporated by reference to exhibit 10.2 to Form 6-K dated October 16, 2009, SEC File No. 333-153492)

Exhibit No.	Description
10.43	Waiver Letter between Pypo HK, Funtalk PRC and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. dated July 8, 2010 (incorporated by reference to exhibit 4.48 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.44	Corporate Guarantee between Pypo Cayman as Guarantor, in favor of Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 10.44 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.45	Corporate Guarantee between FTLK as Guarantor, in favor of Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 4.50 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.46	Charge Deed between Pypo Cayman as Pledgor, Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Pledgee, and Pypo HK, dated January 30, 2009 (incorporated by reference to exhibit 10.45 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.47	Equity Pledge Agreement between Pypo HK and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (incorporated by reference to exhibit 10.46 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.48	Indemnification Agreement between Pypo Cayman and Clement Kwong, dated November 16, 2007 (incorporated by reference to exhibit 10.47 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.49	Indemnification Agreement between Pypo HK and Clement Kwong, dated November, 2007 (incorporated by reference to exhibit 10.48 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.50	Indemnification Agreement between Funtalk PRC and Clement Kwong, dated November, 2007 (incorporated by reference to exhibit 10.49 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.51	Frame Contract among Beijing Funtalk, Funtalk PRC, Liu Hui, Fei Dongping and Guan Zhikuan, dated September 1, 2008 (incorporated by reference to exhibit 10.50 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.52	Equity Interests Transfer Agreement between Style Technology and Beijing Ding Tai Jiye Investment Consulting Co., Ltd, dated as of July 18, 2007 (incorporated by reference to exhibit 10.51 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.53	Instrument of Transfer by and between GM Investment as Transferor and China Bright Group Co. Ltd. as Transferee, dated October 12, 2007 (incorporated by reference to exhibit 10.52 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.54	Equity Interests Transfer Agreement between China Bright Group Co. Ltd. and Pypo HK, dated as of October 15, 2007 (incorporated by reference to exhibit 10.53 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.55	Equity Interests Transfer Agreement between Style Technology and Pypo HK, dated as of October 15, 2007 (incorporated by reference to exhibit 10.54 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.56	Subscription Agreement among Style Technology, China Bright Group Co. Ltd., Pypo HK and Pypo Cayman, dated as of November 14, 2007 (incorporated by reference to exhibit 10.55 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.57	Instrument of Transfer between Style Technology, as Transferor and Capital Ally, as Transferee, dated as of December 28, 2007 (incorporated by reference to exhibit 10.56 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.58	Instrument of Transfer between China Bright Group Co. Ltd., as Transferor and Capital Ally, as Transferee, dated as of December 28, 2007 (incorporated by reference to exhibit 10.57 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.59	Equitable Mortgage of Shares among Arch, as Chargor and Gottex Fund Management Sarl, as Chargee, dated as of January 16, 2008 (incorporated by reference to exhibit 10.58 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.60	Written description of oral agreement between Funtalk PRC and Beijing North Investment Group Limited (incorporated by reference to exhibit 10.59 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.61	Written description of oral agreement between Funtalk PRC and Beijing East Chuangzhi Technology Development Co., Ltd. (incorporated by reference to exhibit 10.60 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.62	Written description of oral agreement between Funtalk PRC and Beijing Zhiyang East Investment Consulting Co., Ltd. (incorporated by reference to exhibit 10.61 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.63	Written description of oral agreement between Funtalk PRC and Beijing Dingtai Jiye Investment Co., Ltd. (incorporated by reference to exhibit 10.62 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.64	Written description of oral agreement between Funtalk PRC and Beijing Ruizhi Jiye Investment Co., Ltd. (incorporated by reference to exhibit 10.63 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.65	Written description of oral agreement between Funtalk PRC and Beijing JingJing Medical Equipment Co., Ltd. (incorporated by reference to exhibit 10.64 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)
10.66	Warrant Transfer Agreement among High Capital Funding, LLC, Bernard J. Tanenbaum III, Michael Marks, MTP Holding Ltd., Allan Shu Cheuk Lam, Anthony Ng, David A. Rapaport and Fred A. Brasch, as Transferors and Arch Digital Holdings Limited and Capital Ally Investments Limited, as Transferees, dated as of January 30, 2009 (incorporated by reference to exhibit 10.65 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.67	Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated January 10, 2007 (incorporated by reference to exhibit 10.66 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.68	Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer Company, dated June 10, 2008 (incorporated by reference to exhibit 10.67 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.69	Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated December 15, 2008 (incorporated by reference to exhibit 10.68 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.70	Maximum Guarantee Agreement between Fei Dongping and Minsheng Bank of China, dated as of July 23, 2007 (incorporated by reference to exhibit 10.69 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)
10.71	Maximum Guarantee Agreement between Zhang Kuo and Minsheng Bank of China, dated as of July 23, 2007 (incorporated by reference to exhibit 10.70 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

Exhibit No.	Description
10.72	Investment Management Trust Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom dated December 19, 2006 (incorporated by reference to exhibit 10.2 to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475)
10.73	Irrevocable Instruction Letter to Continental Stock Transfer and Trust Company as trustee in connection with the Investment Management and Trust Agreement dated as of December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, as amended (incorporated by reference to exhibit 10.74 to Amendment No. 7 to Form S-4, SEC File No. 333-153492)
10.74	Supplementary Agreement to Equity Interest Pledge Agreement by and among Funtalk PRC, Beijing Funtalk and Fei Dongping dated March 3, 2009 (incorporated by reference to exhibit 10.75 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.75	Supplementary Agreement to Equity Interest Pledge Agreement by and among Funtalk PRC, Beijing Funtalk and Guan Zhikuan dated March 3, 2009 (incorporated by reference to exhibit 10.76 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.76	Supplementary Agreement to Equity Interest Pledge Agreement by and among Funtalk PRC, Beijing Funtalk and Beijing Dongdian dated March 3, 2009 (incorporated by reference to exhibit 10.77 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.77	Equity Interest Pledge Agreement between Pypo HK, as Pledgor, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., as Pledgee (incorporated by reference to exhibit 10.78 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.78	Equity Interest Pledge Agreement between Funtalk PRC, as Pledgee, and Beijing Feiji Investment Co., Ltd., as Pledgor, dated March 3, 2009 (incorporated by reference to exhibit 10.79 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.79	Equity Interest Pledge Agreement among Funtalk PRC, as Pledgee, Guan Zhikuan, as Pledgor, and Fei Dongping, as Pledgor, dated March 3, 2009 (incorporated by reference to exhibit 10.80 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.80	Written description of oral agreement between Beijing Yipai-top Communications Technology Co., Ltd. and Funtalk PRC (incorporated by reference to exhibit 10.81 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.81	Written description of oral agreement between Pypo Cayman and GM Investment (incorporated by reference to exhibit 10.82 to the Current Report on Form 8-K dated July 15, 2009, SEC File No. 333-153492)
10.82	Letter Agreement dated June 9, 2009 amending Loan Agreement dated March 10, 2008 between Pypo Cayman and Capital Ally (incorporated by reference to annex B to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.83	Letter Agreement amending Funds Transfer Agreement dated March 10, 2008 between Pypo Cayman and Arch (incorporated by reference to annex C to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.84	Written description of oral agreement for working capital loan between Pypo Cayman and Capital Ally (incorporated by reference to annex E to the Form S-4 Supplement dated June 17, 2009, SEC File No. 333-153492)

Exhibit No.	Description
10.85	Written description of oral agreement for loan between Funtalk PRC and Beijing Pypo Times Technology Co., Ltd. (incorporated by reference to annex F to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.86	Written description of oral agreement for working capital loan between Funtalk PRC and Beijing Pypo Times Technology Co., Ltd. (incorporated by reference to annex G to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.87	Written description of oral agreement for guarantee between Beijing Ruizhi Jiye Investment Co., Ltd. and Kuo Zhang (incorporated by reference to annex H to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.88	English translation of Loan Agreement dated March 9, 2008 between Beijing Pypo Technology Group Co., Ltd. and Beijing Shidai Tiancheng Technology Development Co., Ltd. (incorporated by reference to annex I to the Prospectus Supplement dated June 17, 2009, SEC File No. 333-153492)
10.89	Equity Interests Transfer Framework Agreement dated as of August 3, 2009 by and between Beijing Funtalk and Tangjun (incorporated by reference to exhibit 2.1 to the Current Report on Form 8-K dated August 7, 2009, SEC File No. 333-153492)
10.90	Equity Interest Transfer Framework Agreement dated September 11, 2009 by and between Beijing Funtalk and Suzhou Industrial Park Pengjing Kunxiang Technology Co., Ltd. (incorporated by reference to exhibit 2.1 to the Current Report on Form 8-K dated September 17, 2009, SEC File No. 333-153492)
10.91	Share Purchase Agreement dated as of October 2, 2009 by and among Pypo Cayman, Capital Ally and Arch (incorporated by reference to exhibit 10.1 to the Current Report on Form 6-K dated October 16, 2009, SEC File No. 333-153492)
10.92	Amendment to Share Purchase Agreement dated as of October 19, 2009 by and among Pypo Cayman, Capital Ally and Arch (incorporated by reference to exhibit 10.2 to the Current Report on Form 6-K dated October 21, 2009, SEC File No. 333-153492)
10.93	Supplementary Agreement to the Equity Interests Transfer Framework Agreement dated November 17, 2009 by and between Beijing Funtalk and Tangjun (incorporated by reference to exhibit 10.2 to the Current Report on Form 6-K dated November 23, 2009, SEC File No. 333-153492)
10.94	Waiver Letter of Earn-out Rights dated June 30, 2010 (incorporated by reference to exhibit 4.99 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.95	Equity Interest Pledge Agreement by and between Funtalk PRC and CITIC (undated) (incorporated by reference to exhibit 4.100 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.96	Framework Cooperation Agreement by and between Jiangsu Pypo and Jiangsu Heyi dated April 28, 2010 (incorporated by reference to exhibit 4.100 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.97	Deed of Adherence to Lock-up Agreement dated June 30, 2010 (incorporated by reference to exhibit 4.102 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.98	Deed of Adherence to Registration Agreement dated June 30, 2010 (incorporated by reference to exhibit 4.103 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
10.99	Deed of Adherence to Voting Agreement dated June 30, 2010 (incorporated by reference to exhibit 4.104 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)

Exhibit No.		Description
16.1		Letter, dated July 8, 2010, from Weiser LLP to the SEC (incorporated by reference to exhibit 15.3 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
21.1		List of Subsidiaries (incorporated by reference to exhibit 8.1 to the Annual Report on Form 20-F dated July 9, 2010, SEC File No. 001-34578)
23.1	††	Consent of Deloitte Touche Tohmatsu
23.2		Consent of Appleby (included in exhibit 5.1)
23.3		Consent of Cozen O'Connor (included in exhibit 5.2)
23.4		Consent of Coppersmith Schermer & Brockelman PLC (included in exhibit 5.3)
23.5		Consent of Roetzel & Andress, L.P.A. (included in exhibit 5.4)
23.6		Consent of Maples and Calder (included in exhibit 8.1)
23.7		Consent of Latham & Watkins LLP (included in exhibit 8.2)
23.8		Consent of Han Kun Law Offices (included in exhibit 99.1)
24.1	†	Power of Attorney (included on signature page)
99.1	††	Opinion of Han Kun Law Offices

†
Filed herewith.

††
Previously filed.

*
Redacted exhibits for which confidential treatment has been granted.